UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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United Technologies Corporation

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United Technologies Corporation One Financial Plaza Hartford, CT 06101

February 24, 2012

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Dear Fellow Shareowner:

You are cordially invited to attend UTC’s 2012 Annual Meeting of Shareowners. The meeting will be held on April 11, 2012 in the Riviera Theatre located at 225 King Street, in Charleston, South Carolina. The doors will open at 1:30 p.m. and the meeting will begin at 2:00 p.m., Eastern Daylight Time. The meeting will address the following matters:

1.	Election of twelve directors from among the nominees described in the accompanying Proxy Statement.

2.	Appointment of the firm of PricewaterhouseCoopers LLP as Independent Auditor for 2012.

3.	An advisory vote to approve the compensation of the named executive officers.

4.	Other business if properly raised.

Shareowners of record of UTC Common Stock at the close of business on February 15, 2012, the record date for the meeting, and their representatives authorized by proxy will be entitled to attend and vote at the meeting.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most shareowners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

This year we will again seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many shareowners will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Shareowners can also request mailed paper copies if preferred.

Since seating is limited, please request a ticket in advance in order to attend. Please refer to page 4 of the accompanying Proxy Statement for further information concerning tickets.

Louis R. Chênevert
Chairman & Chief Executive Officer

PLEASE CONFIRM YOUR PREFERENCE FOR ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery. For further information on how to take advantage of this cost-saving service, please see page 52 of the enclosed Proxy Statement.

UNITED TECHNOLOGIES CORPORATION

PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, please submit your proxy or voting instructions as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.

The Board of Directors is soliciting proxies for the 2012 Annual Meeting of Shareowners of United Technologies Corporation (“UTC”, the “Company” or the “Corporation”) to be held on April 11, 2012. This Proxy Statement is being made available to shareowners beginning on or about February 24, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be held on April 11, 2012. UTC’s 2012 Proxy Statement and Annual Report to Shareowners for 2011 are available at www.proxyvote.com.

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

How does the Board of Directors recommend that I vote on the matters to be considered at the meeting? The following proposals will be considered at the meeting:

1.	Election of twelve directors from among the nominees described in this Proxy Statement. The Board recommends that you vote FOR each of the Board’s nominees.

2.	Appointment of the firm of PricewaterhouseCoopers LLP as Independent Auditor for 2012. The Board recommends that you vote FOR this proposal.

3.	An advisory vote to approve the compensation of the named executive officers. The Board recommends that you vote FOR this proposal.

YOUR VOTE IS VERY IMPORTANT! Please vote your shares in advance of the meeting, using one of the voting methods described below.

Who is entitled to vote? You are entitled to vote the shares of UTC Common Stock (“Common Stock”) that you owned at the close of business on February 15, 2012, which is referred to as the “record date.” Most UTC shareowners hold their shares through a broker, bank, trustee or another nominee, rather than directly in their own name, and as such are referred to as a “beneficial owner” of shares held in street name. Beneficial owners are entitled to direct their intermediary on how to vote the shares credited to their account. If you are a beneficial owner of Common Stock, your intermediary will either forward to you printed copies of the Proxy Statement and the Annual Report or will provide you with instructions on how you can access the proxy materials electronically, in either case along with instructions for directing the intermediary on how to vote your shares as described below in the response to the question “How can I vote my shares?”.

Alternatively, if your shares are registered directly in your name with UTC’s stock registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the registered shareowner for those shares. As the registered shareowner, you have the right to vote those shares as described below in the response to the question “How can I vote my shares?” A list of registered shareowners entitled to vote at the meeting will be available at UTC’s offices, One Financial Plaza, Hartford, CT, during the ten-day period prior to the meeting, and at the meeting location during the meeting.

How can I vote my shares? Most shareowners, whether they are beneficial or registered shareowners may vote via the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot.

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Vote on the Internet. If you received a mailed Notice of Internet Availability of Proxy Materials, you may access the Proxy Statement and Annual Report and submit your proxy or voting instructions via the Internet by following the instructions provided in the Notice. If you received printed proxy materials, please follow the instructions provided on the enclosed proxy card or voting instruction card in order to vote via the Internet. On the Internet voting site, you can also request electronic delivery of future proxy materials.

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Vote by Telephone. You can submit your proxy or voting instructions by telephone. Simply follow the instructions provided on your proxy card or voting instruction card included with your printed proxy materials. If you received a mailed Notice of Internet Availability of Proxy Materials, you can also vote by telephone by following the instructions provided on the Internet site referred to in the Notice. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

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Vote by Mail. You can submit your proxy or voting instructions by mail. Simply mark the appropriate boxes, date and sign the proxy card or voting instruction card enclosed with the printed proxy materials, and return it in the postage-paid envelope that is provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for delivery of your letter if you decide to vote by mail.

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Voting at the Annual Meeting. Most shareowners may vote in person at the Annual Meeting whether or not they previously have voted via the Internet or by telephone or by mail. Your vote at the Annual Meeting will supersede any prior vote. If you are the beneficial owner of shares of Common Stock, you must obtain a “legal proxy” from the bank, broker, trustee or other intermediary through which you own the shares in order to receive a ballot to vote at the Annual Meeting. Procedures for voting shares held in the UTC Employee Savings Plan are described below.

In order to authenticate your vote, the Internet and telephone voting facilities require the entry of your confidential voter control number shown on the voting materials you received. If you vote via the Internet or by telephone, you do not need to return a proxy card or voting instruction card. Internet and telephone voting facilities will be available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on April 10, 2012 (except in the case of participants in the UTC Employee Savings Plan, who must submit voting instructions by 11:00 a.m. Eastern Daylight Time on April 9, 2012, as described below).

How can I vote my shares held in the UTC Employee Savings Plan? You can direct the voting of your proportionate interest in shares of Common Stock held by the ESOP Fund and the Common Stock Fund under the UTC Employee Savings Plan by returning a voting instruction card or by providing voting instructions via the Internet or by telephone. If you do not provide voting instructions (or if your instructions are incomplete or unclear) as to one or more of the matters to be voted on, the trustee will vote your proportionate interest in shares held by the ESOP Fund for the voting choice that receives the greatest number of votes based on voting instructions received from ESOP Fund participants. The trustee also will vote your uninstructed proportionate interest in shares held by the Common Stock Fund for the voting choice that receives the greatest number of votes based on voting instructions received from Common Stock Fund participants. The trustee will vote all shares of Common Stock held in the ESOP Fund not allocated to participant accounts for the voting choice that receives the greatest number of votes from ESOP Fund participants who submit voting instructions with respect to their allocated shares.

IMPORTANT NOTICE TO PARTICIPANTS IN THE UTC EMPLOYEE SAVINGS PLAN: Broadridge Financial Solutions (“Broadridge”), the independent tabulator of votes, must receive your voting instructions by 11:00 a.m., Eastern Daylight Time, on April 9, 2012 in order to tabulate the voting instructions of Savings Plan participants and communicate those instructions to the Savings Plan trustee, who will vote your shares. Because the Savings Plan trustee will vote shares held in the Savings Plan as described above, Savings Plan participants will not be able to vote at the meeting their shares held in the Savings Plan.

Who will count the vote? Will votes be confidential? Representatives of Broadridge will receive and tabulate proxies, act as the independent Inspectors of Election, supervise the voting, decide the validity of proxies and certify their count of all votes and ballots. Broadridge has been instructed that the vote of each shareowner must be kept confidential and may not be disclosed (except in the event of legal proceedings or, in the event of a contested proxy solicitation, to permit the solicitation of the votes of undecided shareowners).

Why did I receive in the mail a one-page Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials? Securities and Exchange Commission (“SEC”) rules allow companies to provide shareowners with access to proxy materials over the Internet rather than mailing the materials to shareowners. To conserve natural resources and reduce costs, we are sending to many of our shareowners a Notice of Internet Availability of Proxy Materials. The Notice provides instructions for accessing the proxy materials on the website referred to in the Notice or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future Annual Meetings in printed form by mail or electronically by email.

How will the proxy holders vote my shares? Your shares will be voted in accordance with your instructions, whether those instructions are given via the Internet, by telephone or by mail. If you are a registered shareowner and sign and return a proxy card or vote via the Internet or by telephone but do not indicate how your shares are to be voted on one or more of the matters listed, the proxy holders will be authorized to vote your uninstructed shares:

■	for each of the Board’s nominees for election as a director,

■	for the appointment of the firm of PricewaterhouseCoopers LLP as Independent Auditor for 2012, and

■	for on the advisory vote to approve the compensation of the named executive officers.

If you hold your shares through a broker and do not provide your broker with voting instructions, under the rules of the New York Stock Exchange (“NYSE”), your broker, with only limited exceptions, will not be permitted to vote your shares. As to the matters to be voted on at the meeting:

■	your broker will not have authority without your instructions to vote your shares for the election of directors or with respect to the compensation advisory vote, and

■	your broker will have authority without your instructions to vote your shares on the appointment of the Independent Auditor.

To the extent that a broker does not receive voting instructions, we anticipate that the broker may submit a proxy card that votes uninstructed shares “FOR” or “AGAINST” the appointment of the Independent Auditor, but indicates that the broker is not voting on each of the other matters submitted for a vote of shareowners at the meeting. The broker’s withholding of a vote in these circumstances is referred to as a “broker non-vote”. The impact of broker non-votes in connection with the matters being submitted to a vote of shareowners at the meeting is discussed below in response to the question “How many votes are needed for the adoption of other matters submitted to a shareowner vote at the meeting?”.

UTC’s Restated Certificate of Incorporation and Bylaws give shareowners the right to cumulate their votes in the election of directors. When voting for the election of directors, each shareowner is entitled to a number of votes equal to the number of shares of Common Stock owned multiplied by the number of directors to be elected. This number of votes may be cast for a single nominee or distributed as votes in favor of two or more nominees, in the discretion of the shareowner.

Because the telephone and Internet voting facilities do not accommodate cumulative voting, registered shareowners wishing to exercise cumulative voting rights must submit a proxy card by mail or, if voting in person at the Annual Meeting, a ballot, that specifies the shareowner’s allocation of votes among the nominees. Beneficial shareowners must contact the broker, bank, trustee or other nominee through which they own shares in order to obtain directions on how to exercise cumulative voting rights using their voting instruction card or to request a legal proxy in order to vote their shares directly.

The Board of Directors is soliciting discretionary authority to cumulate votes with respect to the election of directors. Accordingly, the granting of a proxy by return of a signed proxy card or the submission of voting instructions in writing without providing instructions with respect to cumulative voting or by telephone or via the Internet will confer on the designated proxy holders discretionary authority to exercise cumulative voting. In exercising cumulative voting, the proxy holders will be authorized to apply the shareowner’s votes in favor of the election of some or all of the nominees in the manner as the Board of Directors shall recommend or otherwise in the discretion of the proxy holders, except that none of the shareowner’s votes will be cast for any nominee as to whom the shareowner has given instructions to vote against or abstain from voting. If a shareowner does not wish to grant the proxy holders authority to cumulate the shareowner’s votes in the election of directors, the shareowner must explicitly state such objection on the shareowner’s proxy card or voting instruction card, as applicable.

Who can attend the Annual Meeting and how can I request tickets? If you were a registered shareowner or beneficial shareowner of Common Stock at the close of business on February 15, 2012, you or your authorized proxy may attend the Annual Meeting. Since seating is limited, we ask that shareowners request tickets in advance to attend. If your shares are registered in your name on the records of Computershare, or if you are a beneficial owner of shares through a UTC employee savings plan, you can request tickets by sending an email request to the Corporate Secretary at corpsec@corphq.utc.com or by writing to the Corporate Secretary. If you hold shares through a broker, bank, trustee or other intermediary, you may request a ticket by writing to the Corporate Secretary and including a copy of an account statement or a legal proxy from the intermediary, in either case showing your ownership of shares as of February 15, 2012. If you forget to bring a ticket, you will be admitted to the meeting only if seats remain available and you provide proof of identification and satisfactory evidence that you were a registered shareowner or beneficial shareowner of Common Stock as of February 15, 2012. All persons seeking admittance to the meeting will be required to provide proof of identification.

PROPOSAL 1: ELECTION OF DIRECTORS

General Information Concerning the Board of Directors. UTC’s entire Board is elected annually by the shareowners. The Board, upon the recommendation of the Committee on Nominations and Governance, has nominated for election as directors at the Annual Meeting the twelve nominees listed below, each of whom is a current director. The Board has determined that each of the nominees listed brings strong skills and extensive experience to the Board, giving the nominees as a group the appropriate skills to exercise the Board’s oversight responsibilities.

Current director Charles R. Lee is not standing for re-election and will retire from the Board on April 11, 2012 in accordance with UTC’s Corporate Governance Guidelines, which require directors to retire from the Board as of the annual meeting following the attainment of age 72. The Directors extend their sincere appreciation to Mr. Lee for his dedicated service as a member of UTC’s Board of Directors and as Chairman of the Board’s Finance Committee.

If any of the Board’s nominees become unavailable prior to the Annual Meeting to serve as a director, the Board may select a replacement nominee or reduce the number of directors to be elected. The proxy holders will vote the shares for which they serve as proxy for any replacement candidate nominated by the Board.

Nominees. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR EACH OF THE FOLLOWING NOMINEES:

LOUIS R. CHÊNEVERT, Chairman & Chief Executive Officer, United Technologies Corporation. Mr. Chênevert was elected Chairman & Chief Executive Officer in January 2010. He previously served as President and Chief Executive Officer from April 2008 through December 2009, as President and Chief Operating Officer from March 2006 through April 2008, and as President of the Pratt & Whitney division of UTC from April 1999 through March 2006. Mr. Chênevert is Vice-Chairman of The Business Council, a member of the US-India CEO Forum and Business Roundtable, and is a founding director and Chairman of the Board of Directors for the Friends of HEC Montréal. He also serves on the Board of Directors of Cargill, the Congressional Medal of Honor Foundation and is Chairman of the Yale Cancer Center’s Advisory Board. In 2005, Mr. Chênevert was inducted as a Fellow of the American Institute of Aeronautics and Astronautics (AIAA). Mr. Chênevert is 54 and has been a UTC director since 2006.

Mr. Chênevert’s qualifications for election to UTC’s Board include his demonstrated leadership skills and extensive operating executive experience acquired in major aerospace and advanced technology businesses with global activities. He is highly experienced in driving operational excellence, development of innovative technologies and attainment of financial objectives under a variety of economic and competitive conditions.

JOHN V. FARACI has been Chairman and Chief Executive Officer of International Paper (paper, packaging and distribution) since 2003. Earlier in 2003, he was elected President and a director of International Paper, and previously served as Executive Vice President and Chief Financial Officer, with additional corporate responsibility for the company’s former majority-owned New Zealand subsidiary, Carter Holt Harvey. He joined International Paper in 1974. He serves as Chairman of the US-Brazil CEO Forum. He is a member of the Board of Directors of the American Forest & Paper Association and the National Fish and Wildlife Foundation and a member of the Board of Trustees of the American Enterprise Institute. He is also a member of the Moscow School of Management – SKOLKOVO Advisory Board and the Denison University Board of Trustees. Mr. Faraci is 62 and has been a UTC director since 2005.

Mr. Faraci’s qualifications for election to UTC’s Board include his ability to provide the perspective of an active Chief Executive Officer, based upon his leadership experience at a large international corporation with operations worldwide. He has overseen significant changes in International Paper’s portfolio of businesses while continuing its commitment to responsible stewardship of natural resources, as affirmed in published sustainability reports. Mr. Faraci qualifies as an audit committee financial expert due to his experience as Chief Executive Officer in supervising the principal financial officer at International Paper, as well as his previous experience as CFO for International Paper.

JEAN-PIERRE GARNIER, Ph.D., has served as Chairman of the Board of Directors of Actelion Ltd. (biopharmaceuticals) since September 2011. He previously served as Chief Executive Officer of Pierre Fabre SA (pharmaceuticals and cosmetics) from 2008 to 2010 and as Chief Executive Officer and Executive Member of the Board of Directors of GlaxoSmithKline plc (pharmaceuticals) from 2000 to 2008. Dr. Garnier served as Chief Executive Officer of SmithKline Beecham plc in 2000 and as Chief Operating Officer and Executive Member of the Board of Directors of SmithKline Beecham plc from 1996 to 2000. Dr. Garnier is also a director of Renault S.A. and Chairman of Cerenis Therapeutics (biopharmaceutical development). In 2009, he was made a Knight Commander of the British Empire. In 2007, he was promoted from Chevalier to Officier de la Légion d’Honneur of France. In 2006, he was named to the global list of top 20 CEOs by the Best Practice Institute. He was previously Chairman of NormOxys, Inc. (biopharmaceuticals) from 2010 to 2011, and a board member of the Stanford Advisory Council on Interdisciplinary Biosciences, Weill Cornell Medical College and the Dubai International Capital Advisory Board. He is currently an operating partner at Advent International (global private equity) and a member of the Board of Trustees of the Paul Newman Foundation. Dr. Garnier is 64 and has been a UTC director since 1997.

Dr. Garnier’s qualifications for election to UTC’s Board include his ability to bring to the Board his broad international perspective, as well as his experience as CEO for two large public companies with global operations. Following the merger in 2000 of Glaxo Welcome plc and SmithKline Beecham, Dr. Garnier oversaw the successful integration of these two large companies involved to a significant extent in different sectors of the pharmaceutical industry. Due to his many years of experience leading large organizations in the U.S. and in Europe, Dr. Garnier also has extensive expertise in executive compensation programs in these markets.

JAMIE S. GORELICK is a partner at the international law firm, WilmerHale, having joined the firm in 2003. Ms. Gorelick represents companies on regulatory, compliance, governance and enforcement issues. She has held numerous positions in the U.S. Government, serving as Deputy Attorney General of the United States, as General Counsel of the Department of Defense, as Assistant to the Secretary of Energy, and as a member of the bipartisan National Commission on Terrorist Threats Upon the United States. Ms. Gorelick is currently a member of the boards of the John D. and Catherine T. MacArthur Foundation, the Washington Legal Clinic for the Homeless, and The Urban Institute. She is a member of the Council on Foreign Relations. In February 2012, Ms. Gorelick became a member of the Board of Directors of Amazon.com, Inc. She previously served as a director of Schlumberger, Ltd. from 2002 to 2010. Ms. Gorelick is 61 and has been a UTC director since 2000.

Ms. Gorelick’s qualifications for election to UTC’s Board include her extensive experience in government, which is beneficial to UTC as a major government contractor, as well as her experience counseling on complex litigation, investigation and compliance matters. Ms. Gorelick is co-chair of WilmerHale’s Defense, National Security and Government Contracts Practice Group. She provides important insights on government relations, public policy and contracting matters due to her extensive experience in the public sector.

EDWARD A. KANGAS served as Chairman and Chief Executive Officer of Deloitte, Touche, Tohmatsu (audit and tax services) from 1989 to 2000. He has served as Non-Executive Chairman of the Board at Tenet Healthcare Corporation since July 2003, and is a board member of Allscripts Healthcare Solutions, Inc., Hovnanian Enterprises Inc. and Intuit Inc. He is a past Chairman of the National Multiple Sclerosis Society and is an Executive Committee member of the Committee for Economic Development. Mr. Kangas is 67 and has been a UTC director since 2008.

Mr. Kangas’ qualifications for election to UTC’s Board include his extensive financial and accounting expertise, acquired through oversight of Deloitte’s audits of public companies in a wide range of industries. His service as non-executive chairman of a healthcare company and as a director of a housing and a technology company add to his general industry knowledge relevant to UTC and its businesses. Mr. Kangas qualifies as an audit committee financial expert.

ELLEN J. KULLMAN has served as Chair of E.I. du Pont de Nemours and Company (basic materials and innovative products and services for diverse industries) since January 2010, as Chief Executive Officer of DuPont since January 2009 and as a director of DuPont since 2008. Mrs. Kullman served as President of DuPont from October 2008 to December 2008. From June 2006 through September 2008, she served as Executive Vice President responsible for DuPont Coatings & Color Technologies; DuPont Electronic & Communication Technologies; DuPont Performance Materials; DuPont Safety & Protection; Marketing & Sales; Pharmaceuticals; Risk Management; and Safety & Sustainability. Prior to that, Mrs. Kullman was Group Vice President-DuPont Safety & Protection. She is a member of the US-India CEO Forum, the Business Council, and the executive committee of SCI-America. Mrs. Kullman is co-chair of the National Academy of Engineering Committee on Changing the Conversation: From Research to Action. She is on the board of trustees of Tufts University and serves on the board of overseers at Tufts University School of Engineering. Mrs. Kullman formerly served as a director of General Motors Company from 2004 to 2008. She is 56 and has been a UTC director since January 2011.

Mrs. Kullman’s qualifications for election to UTC’s Board include her experience as Chair and CEO of an S&P 100 company with a 200 plus year history of innovation and diverse operations worldwide. She brings extensive experience in the application of market-driven science to the development of important franchises and brands, with focus on sustainable products and enhancement of shareowner value during periods of economic growth and challenge. She has deep experience and offers insights in the implementation of business strategies in major global markets, including many of importance to UTC.

RICHARD D. MCCORMICK served as Chairman of the Board of U S WEST, Inc. (telecommunications) from June 1998 until his retirement in May 1999. He was Chairman, President and Chief Executive Officer of U S WEST, Inc. from May 1992 until June 1998. In addition, he is a former Chairman and Honorary Chairman of the International Chamber of Commerce, a former Chairman and Chairman Emeritus of the United States Council for International Business, a trustee of the Denver Art Museum, Vice President of the Denver Art Museum Foundation and Director Emeritus of Creighton University. He served as a director of Wells Fargo from 1983 through 2011 (including service on the board of a predecessor bank), and as a director of Nortel Networks Corporation and Nortel Networks Limited from 2005 to 2009. Mr. McCormick is 71 and has been a UTC director since 1999.

Mr. McCormick’s qualifications for election to UTC’s Board include his ability to offer the perspectives of a former CEO of a major public company that successfully adjusted to significant structural and technological changes in its industry. His service as Chairman of the International Chamber of Commerce and the United States Council for International Business allows him to provide important insights into issues facing companies with extensive international operations. Due to his experience supervising the principal financial officer of U S WEST, Mr. McCormick also qualifies as an audit committee financial expert.

HAROLD MCGRAW III has been Chairman of the Board of The McGraw-Hill Companies (global information services) since 1999 and President and Chief Executive Officer of McGraw-Hill since 1998. Mr. McGraw was President and Chief Operating Officer of McGraw-Hill from 1993 to 1998. He is also a director of ConocoPhillips. Mr. McGraw is Chairman of the Emergency Committee for American Trade, the United States Council for International Business, and the U.S.-India Business Council. He also serves on the US-India CEO Forum, the U.S. Trade Representative’s Advisory Committee for Trade Policy and Negotiations, and the executive committee of The Business Roundtable. In addition, he chairs the Committee Encouraging Corporate Philanthropy and serves on the boards of many organizations including the Council for Economic Education, the New York Public Library, Carnegie Hall, and the National Academy Foundation. Mr. McGraw is 63 and has been a UTC director since 2003.

Mr. McGraw’s qualifications for election to UTC’s Board include his extensive experience as an active CEO of a leading provider of global information services with a diverse portfolio of knowledge-based businesses. Under his leadership, McGraw-Hill has undergone significant changes, with rigorous focus on strategic growth of its portfolio of businesses and enhancement of shareowner value in a variety of economic and market conditions. McGraw-Hill is a recognized global leader in providing critical financial, construction and aerospace industry data and other reports relied upon by major companies and investors.

RICHARD B. MYERS, Ret. U.S. Air Force General, served as Chairman of the U.S. Joint Chiefs of Staff from 2001 to 2005. He was the principal military adviser to the President, Secretary of Defense, and the National Security Council. He was appointed Vice Chairman by President Clinton, which included acting as Chairman of the Joint Requirements Oversight Council, Vice Chairman of the Defense Acquisition Board, and member of the National Security Council Deputies Committee and the Nuclear Weapons Council. He also serves on the boards of Aon Corporation, Deere & Company, Northrop Grumman and Rivada Networks. General Myers is the Foundation Professor of Military History at Kansas State University and holds the Colin Powell Chair of National Security Leadership, Character and Ethics at the National Defense University. He is a member of the Defense Health Board. General Myers is 69 and has been a UTC director since 2006.

General Myers’ qualifications for election to UTC’s Board include his deep experience in military affairs, as well as global security and geo-political issues acquired during his distinguished career in the military and service as Chairman of the Joint Chiefs of Staff. General Myers served as the principal military advisor to national leaders during the earliest stages of the U.S. response to the attacks of September 11, 2001. General Myers provides UTC with critical leadership experience and perspectives on opportunities and challenges for UTC’s government contracting businesses.

H. PATRICK SWYGERT served as President of Howard University from 1995 to 2008. Mr. Swygert served as President of the University at Albany, State University of New York from 1990 to 1995, and as Executive Vice President of Temple University from 1987 to 1990. He also serves on the board of The Hartford Financial Services Group Inc. Mr. Swygert served as a director of Fannie Mae from 2000 to 2008. Mr. Swygert is a member of the Advisory Council for the Smithsonian Institution’s National Museum of African American History and Culture, the D.C. Emancipation Commemoration Commission, the U.S. National Commission for the United Nations Educational, Scientific and Cultural Organization (UNESCO), and the Eisenhower Fellowship Foundation. Mr. Swygert is 68 and has been a UTC director since 2001.

Mr. Swygert’s qualifications for election to UTC’s Board include his leadership skills in overseeing the financial and academic revitalization of two major universities, as well as his ability to provide important perspectives on a wide range of government relations and civic issues. In addition to his senior leadership experience in academia, Mr. Swygert also has had a distinguished career in government service, in the law and as a law professor.

ANDRÉ VILLENEUVE is Chairman of the City of London’s International Regulatory Strategy Group. He served as Non-Executive Chairman of LIFFE (now part of NYSE Euronext group), the London futures and derivatives exchange, from 2003 to 2009. He was an executive director of Reuters from 1989 to 2000. He was Chairman of Instinet Corp., an electronic brokerage subsidiary of Reuters, from 1990 to 1999, and Executive Chairman from 1999 to 2002. Mr. Villeneuve was Chairman of Promethee, the French think tank, from 1998 to 2002 and non-executive director of Aviva PLC from 1996 to 2006. He served as a non-executive director of IFRI (Institut Francais des Relations Internationales) from 2003 to 2009 and EuroArbitrage from 2003 to 2009. He is a non-executive director of the Lloyds Franchise Board, IFSL (International Financial Services London), TheCityUK and serves on several City of London steering groups. Mr. Villeneuve is 67 and has been a UTC director since 1997.

Mr. Villeneuve’s qualifications for election to UTC’s Board include his ability to offer a broad international perspective on issues considered by the Board and his extensive expertise in financial markets for complex securities and financial information services. Mr. Villeneuve’s supervision of principal financial officers of several large businesses of Reuters qualifies him as an audit committee financial expert. He provides important perspectives on financial markets and financial and economic trends.

CHRISTINE TODD WHITMAN served as Administrator of the U.S. Environmental Protection Agency from January 2001 through June 2003. She was Governor of the State of New Jersey from 1994 through 2001. She has served as President of The Whitman Strategy Group (environment and public policy consulting) since December 2004. Governor Whitman is a member of the Board of Directors of Texas Instruments Incorporated, S.C. Johnson & Son, Inc., the Council on Foreign Relations and the American Security Project. In addition, she serves on the board of trustees of the Eisenhower Fellowship Foundation and as Chair of its Executive Committee, and the Steering Committee of The Cancer Institute of New Jersey. She is a member of the National Council of the National Parks Conservation Association. Governor Whitman is 65 and has been a UTC director since 2003.

Governor Whitman’s qualifications for election to UTC’s Board include her ability to provide important perspectives on environmental, public policy and government relations issues, based on her extensive experience leading national environmental initiatives and her service as Governor of the State of New Jersey. She is able to provide insights on a broad range of current and developing issues due to her firm’s active consulting practice on environmental and public policy issues.

Security Ownership of Directors, Nominees, Executive Officers and Certain Beneficial Owners. The following table shows, as of February 15, 2012, the shares of UTC Common Stock beneficially owned (as that term is defined under SEC Rule 13d-3) by each director, each nominee for election as a director, each of the named executive officers listed in the Summary Compensation Table on page 36 of this Proxy Statement (the “Named Executive Officers”) and all directors and executive officers as a group. Each director, nominee and executive officer, and the directors and executive officers as a group beneficially owned less than 1% of the outstanding shares of UTC Common Stock. Except as otherwise indicated in footnotes to the table below, each of the listed persons and the members of the group had sole voting power and sole investment power with respect to the shares shown as beneficially owned.

Name	Shares Beneficially Owned(1)
Louis R. Chênevert	2,539,288
John V. Faraci	26,679
Jean-Pierre Garnier	94,337
Jamie S. Gorelick	81,710
Edward A. Kangas	18,122
Ellen J. Kullman	3,040
Charles R. Lee	162,090
Richard D. McCormick	115,512
Harold McGraw III	48,536
Richard B. Myers	17,189
H. Patrick Swygert	43,369
André Villeneuve	77,878
Christine T. Whitman	37,729
Alain M. Bellemare	248,519	(2)
Geraud Darnis	1,185,300
Gregory J. Hayes	588,049	(3)
Didier Michaud-Daniel	97,407
Directors & Executive Officers as a group (24 in total)	7,288,903	(4)

(1)	The shares of Common Stock shown as beneficially owned include the shares listed in the table below as to which the listed person or the members of the group: (i) had the right to acquire beneficial ownership within 60 days through exercise of stock options or otherwise, (ii) had the right to acquire beneficial ownership within 60 days through the conversion of restricted stock units (“RSUs”) upon resignation or retirement from UTC’s Board of Directors or (iii) had the right to acquire beneficial ownership within 60 days through the conversion of deferred stock units (“DSUs”) upon resignation or retirement from UTC’s Board of Directors. The restricted stock units and deferred stock units are more fully described in “Director Compensation” on pages 46 and 47 of this Proxy Statement.

Name	Shares as to which listed person has right to acquire beneficial ownership within 60 days by exercise of stock options	Shares as to which listed person has right to acquire ownership within 60 days upon conversion of RSUs	Shares as to which listed person has right to acquire ownership within 60 days upon conversion of DSUs
L. Chênevert	2,152,000	—	—
J. Faraci	—	1,998	24,681
J. Garnier	21,000	—	55,227
J. Gorelick	28,400	—	31,403
E. Kangas	—	2,248	15,874
E. Kullman	—	1,297	1,743
C. Lee	29,800	—	48,660
R. McCormick	21,000	—	51,524
H. McGraw III	13,000	2,668	31,868
R. Myers	—	1,763	15,426
H. Swygert	—	3,341	39,028
A. Villeneuve	21,000	—	52,078
C. Whitman	13,000	2,668	19,161
A. Bellemare	218,500	—	—
G. Darnis	1,052,000	—	—
G. Hayes	534,400	—	—
D. Michaud-Daniel	90,600	—	—
Directors & Executive Officers as a group (24 in total)	5,873,500	15,983	386,673

(2)	As of February 15, 2012, A. Bellemare had pledged as security 26,054 shares of Common Stock.

(3)	Includes 1,999 shares of Common Stock as to which G. Hayes’ spouse holds voting and investment power.

(4)	Includes 1,546 shares of Common Stock as to which the spouse of an officer who is not a Named Executive Officer holds voting and investment powers. As of February 15, 2012, one executive officer who is not a Named Executive Officer had pledged as security 3,260 shares of Common Stock.

The following table sets forth information as to those holders known to UTC to be beneficial owners, as that term is defined under SEC Rule 13d-3, of more than five percent of the outstanding shares of Common Stock as of December 31, 2011.

Name and Address	Shares		Percent of Class
State Street Corporation State Street Financial Center 1 Lincoln Street Boston, MA 02111	111,016,437	(1)	12.24	%(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	52,966,788		5.84%

(1)

In a filing made with the SEC, State Street Corporation, acting in various fiduciary capacities, reported that it held as of December 31, 2011 sole voting power with respect to 0 shares of Common Stock, shared voting power with respect to 111,016,437 shares of Common Stock, sole dispositive power with respect to 0 shares of Common Stock and shared dispositive power with respect to 111,016,437 shares of Common Stock. State Street Corporation also reported that its wholly-owned subsidiary, State Street Bank & Trust Company, held 72,400,863 of these shares in its capacity as Trustee for UTC’s Employee Savings Plan Master Trust. State Street Corporation disclaims beneficial ownership of the reported shares, except in its fiduciary capacity.

Stock Ownership Guidelines. To strengthen the alignment of management with the interests of shareowners, the Board has adopted stock ownership guidelines for members of the Board and members of UTC’s Executive Leadership Group (“ELG”). The ELG includes UTC’s most senior executives. Non-employee members of the Board of Directors are required to own shares of Common Stock, tax deferred stock units or other common share equivalents having a value equal to at least five times the applicable annual base cash retainer amount (currently $96,000, resulting in a requirement that the person own shares with a market value of at least $480,000) within five years of joining the Board. The Chief Executive Officer (“CEO”) is required to own shares or common share equivalents having a value equal to at least six times base salary within five years of attaining that position. Other members of the ELG are required to own shares or common share equivalents having a value equal to three times their base salary within five years of joining the senior management group.

In addition to the shares of Common Stock shown in the table on page 11 as beneficially owned, each of the executive officers listed in the table below holds instruments that correspond in value to a share of Common Stock and accordingly are viewed as common share equivalents under UTC’s stock ownership guidelines.

Name	Common Share Equivalents
L. Chênevert	11,750(1)
G. Hayes	6,224(1)

(1)	Consists of vested deferred stock units acquired under the UTC Deferred Compensation Plan, which are denominated in shares of Common Stock and settled in cash.

Director Independence. The Board has adopted independence standards for directors that meet the independence requirements set forth in the NYSE corporate governance rules for listed companies. UTC’s standards are included in UTC’s Corporate Governance Guidelines, which are available on UTC’s website at http://www.utc.com/Governance/Board+of+Directors. The Board has affirmatively determined that each of the nominees for election as a director at the Annual Meeting, other than Mr. Chênevert, is independent of UTC in accordance with these standards. Specifically, none of the nominees, other than Mr. Chênevert, has a business, financial, family or other relationship with UTC (other than as a director and shareowner of UTC), except for relationships that are immaterial under UTC’s independence standards. In determining that each such director is independent, the Board considered all relevant facts and circumstances, including charitable contributions that UTC made to non-profit organizations with which directors are or have been associated. The Board also considered that UTC and its subsidiaries, in the ordinary course of business, sell products and services to, and purchase products and services from, companies at which some of the nominees are or have been employed as officers or serve as directors. In all cases, the contributions made by UTC, or the payments received or made by UTC, in each of the years 2009, 2010 and 2011 did not exceed the greater of $1 million or 0.5% of the other organization’s total revenues. These levels are well below the thresholds in UTC’s independence standards, which are set at the greater of $1 million or 2% of total gross revenues of the other organization.

The following table identifies the relationships that existed in 2011 and were considered by the Board in making its determination regarding the independence of the nominees.

Director	Organization	Type of Organization	Director’s Relationship to Organization	Type of Transaction, Relationship or Arrangement of that Organization with UTC	2011 Aggregate Amount of Payments
John V. Faraci	International Paper	corporation	Chairman and Chief Executive Officer	Purchases from UTC, principally elevator and air conditioning services and products; sales to UTC of paper products.	$2,072,000; $3,777,000
	Denison University	educational institution	board member	Contributions received from UTC.	(1)
Jean-Pierre Garnier	Actelion Ltd.	corporation	Chairman	Purchases from UTC, principally air conditioning services and products.	$3,108,000
	NormOxys, Inc.	corporation	former Chairman	Purchases from UTC, principally elevator services and products.	$62,000
Edward A. Kangas	Tenet Healthcare	corporation	Non-Executive Chairman	Purchases from UTC of air conditioning services and products.	$187,000
Ellen J. Kullman	DuPont	corporation	Chair and Chief Executive Officer	Purchases from UTC, principally elevator and air conditioning services and industrial products; sales to UTC of materials.	$7,119,000; $42,017,000
	Tufts University	educational institution	board member	Contributions received from UTC.	(1)
Charles R. Lee	Cornell University	educational institution	trustee emeritus	Contributions received from UTC.	(1)
Harold McGraw III	The McGraw-Hill Companies	corporation	Chairman and Chief Executive Officer	Sales to UTC of industry statistics and reports.	$1,415,000
	The New York Public Library	public library	board member	Contributions received from UTC.	(1)
Richard B. Myers	National Defense University	educational institution	professor	Contributions received from UTC.	(1)
H. Patrick Swygert	Howard University	educational institution	professor; former President	Purchases from UTC, principally elevator services and products; recruiting fees received from UTC.	$591,000; $71,000
	Eisenhower Fellowship Foundation	non-profit providing fellowships to mid-career emerging leaders	board member	Charitable contributions received from UTC.	(1)
Christine Todd Whitman	Eisenhower Fellowship Foundation	non-profit providing fellowships to mid-career emerging leaders	board member	Charitable contributions received from UTC.	(1)
	Council on Foreign Relations	non-partisan think tank	board member	Contributions received from UTC	(1)

(1)	The total amount of UTC’s contributions for 2011 to each of the non-profit organizations identified in this table did not exceed $300,000, the average contribution was approximately $50,000, and the median amount was approximately $10,000.

Committees of the Board. The standing committees of the Board consist of the Audit Committee, the Committee on Nominations and Governance, the Committee on Compensation and Executive Development, the Finance Committee and the Public Issues Review Committee. Each committee, other than the Finance Committee, is composed solely of directors determined by the Board to be independent. The charter of each committee is available on UTC’s website at http://www.utc.com/Governance/Board+of+Directors.

The Audit Committee assists the Board in its oversight of the integrity of UTC’s financial statements, the qualifications and independence of the Independent Auditor and UTC’s policies and practices to assess and manage exposure to risk. The Committee nominates, for appointment by shareowners, an accounting firm to serve as Independent Auditor and is responsible for the compensation, retention and oversight of the Independent Auditor. Directors Faraci (Chair), Kangas, McCormick, Myers, Swygert and Villeneuve are members of the Committee. The Board has determined that Directors Faraci, Kangas, McCormick and Villeneuve are audit committee financial experts within the meaning of the rules of the Securities and Exchange Commission. During 2011, the Committee held eight meetings.

The Committee on Nominations and Governance identifies and periodically reviews the qualifications that the Board considers important in selecting candidates for service as a director and, when there is a vacancy on the Board, identifies, evaluates and recommends candidates for nomination by the Board for election by the shareowners or for election by the Board if the Board decides to fill a vacancy that arises between shareowner meetings. The Committee also reviews and recommends to the Board appropriate governance practices and compensation for directors. Directors Faraci, Garnier, Lee, McCormick (Chair), McGraw and Whitman are members of the Committee. During 2011, the Committee held four meetings.

The Committee has determined that candidates for the Board should have the following qualifications:

■	The ability to exercise objectivity and independence in making informed business decisions;

■	Extensive knowledge, experience and judgment;

■	The highest integrity;

■	Loyalty to the interests of UTC and its shareowners;

■	A willingness to devote the considerable time necessary to fulfill a director’s duties;

■	The ability to contribute to the diversity of perspectives present in board deliberations; and

■	An appreciation of the role of the corporation in society.

The Committee considers candidates meeting these criteria who are suggested by directors, management and shareowners. UTC from time to time engages one or more search firms to assist in the identification and evaluation of qualified candidates. A shareowner may recommend a director candidate by submitting a letter addressed to the Corporate Secretary.

When a Board vacancy arises, the Committee seeks to identify the most capable candidates available who meet the Board’s criteria for nomination and who will be able to serve the best interests of all shareowners. In view of the geographic diversity of UTC’s operations and its global profile, the Board believes that it is important for the Board to seek candidates who, in addition to representing the interests of shareowners in general, will also contribute to the diversity of perspectives present in Board deliberations. The Committee assesses the effectiveness of UTC’s nomination policies on an annual basis, as part of the Board’s evaluation of its effectiveness as a group. In the course of this performance evaluation, the Board considers whether the Board’s composition reflects an appropriate mix of skills, experience and diversity, in relation to the needs of the Company. Adjustments are made as appropriate in priorities for identification of candidates.

The Committee on Compensation and Executive Development has the responsibilities described in the Compensation Discussion and Analysis set forth beginning on page 19 of this Proxy Statement, which include review and oversight of executive compensation and development programs, approval of corporate goals and objectives relevant to CEO compensation, setting the CEO’s compensation based on an evaluation of performance in light of these goals and objectives, review of long-term incentive plans and annual incentive compensation, and oversight of compensation policies and practices as they relate to risk management. The Committee makes compensation decisions affecting the executive officers and members of UTC’s Executive Leadership Group (the “ELG”), consisting of approximately 30 of UTC’s most senior executives. The Chairman & CEO and the Senior Vice President, Human Resources and Organization (“SVP, HR”) determine compensation of other executives and oversee program administration. The Committee also reviews management development and succession policies and programs.

Directors Garnier (Chair), Gorelick, Kangas, Lee, McCormick, McGraw and Swygert are members of the Committee. While the Chairman & CEO and the SVP, HR attend Committee meetings regularly by invitation, the Committee, subject to Board oversight, is the final decision maker regarding the compensation paid to each of the Named Executive Officers and the other members of the ELG, while also providing oversight of compensation practices for other executive officers. The Committee considers certain matters in executive session. The Committee’s Chair reports to the Board on actions taken at each meeting. During 2011, the Committee held six meetings. The Committee has authority to retain, approve fees for and terminate independent advisers to assist in fulfillment of its responsibilities.

The Finance Committee reviews and makes recommendations to the Board on the management of the financial resources of UTC and major financial strategies, acquisitions and divestitures, and other significant transactions. The Committee also is responsible for oversight of risk management policies with regard to financial, capital and insurance risks. Directors Chênevert, Faraci, Gorelick, Kullman, Lee (Chair), Myers, Villeneuve and Whitman are members of the Committee. During 2011, the Committee held five meetings.

The Public Issues Review Committee reviews UTC’s charitable contributions program, community relations programs, political action committee, and responses to important public issues such as equal employment opportunity, the environment, and safety in the workplace. The Committee also reviews UTC’s annual Corporate Responsibility Report and oversees risk management policies and practices with regard to social responsibility, reputation, safety and the environment. Directors Garnier, Gorelick, Kullman, McGraw, Myers, Swygert, Villeneuve and Whitman (Chair) are members of the Committee. During 2011, the Committee held four meetings.

Leadership Structure and Lead Director. The Committee on Nominations and Governance reviews UTC’s governance practices and leadership structure. UTC’s Governance Guidelines state that there is no fixed policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined, with this decision to be made based on the best interests of UTC considering the circumstances from time to time. Currently, these roles are combined with Louis R. Chênevert serving as both the Chairman of the Board and the Chief Executive Officer. Given UTC’s strong financial performance over extended periods, the Board considers that UTC has been well-served by its combined leadership structure over the years. The Board also considers that in the context of UTC’s global and diverse operations, UTC’s current combined leadership structure provides important benefits through effective internal and external communication of critical strategies and business priorities.

The Board believes UTC’s unitary leadership structure is appropriately balanced by the designation of a Lead Director role and the independence of a substantial majority of the Board, including twelve of the thirteen members of the Board during 2011 and eleven of the twelve current nominees for director.

UTC’s non-management directors meet in regularly scheduled executive sessions without any members of management present and also, from time to time, in unscheduled, ad hoc executive sessions requested by one or more non-management directors. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The Lead Director is selected from among non-management directors by the non-management directors. The Lead Director’s duties include: (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors; (ii) serving as liaison between the Chairman and the non-management directors; (iii) calling meetings of the non-management directors; (iv) participating with the Chairman in planning and setting schedules and agendas for Board meetings to be held during the year; (v) determining with the Chairman the quantity and timeliness of information to be provided to directors; (vi) annually communicating to the CEO the Board’s evaluation of his or her performance; and (vii) performing such other functions as the Board may direct. Currently, Richard D. McCormick serves as Lead Director.

The Board believes that UTC’s leadership structure facilitates the Board’s oversight of risk management and communication with management, because the Board has named a Lead Director with defined responsibilities including participation in planning meeting agendas. The Lead Director and each of the other directors are encouraged to raise matters at any time for consideration at Board and committee meetings.

Board Oversight of Risk Management. UTC has adopted enterprise risk management policies based on the Integrated Framework of the Committee of Sponsoring Organizations (“COSO”). Under UTC’s policies, the presidents of each of UTC’s major business units are responsible for identifying risks that could affect achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks, prioritizing risks and actions to be taken in response, and regularly reporting to the CEO on actions to monitor and manage significant risks in order to remain within UTC’s range of risk tolerance. The CEO, Chief Financial Officer and General Counsel periodically report on UTC’s risk management policies and practices to relevant Board committees and to the full Board. The Audit Committee annually reviews UTC’s major financial risk exposures and a number of operational, compliance, reputational and strategic risks, including practices to monitor and manage those risks. The Audit Committee also reviews and discusses UTC’s overall policies and practices for enterprise risk management, including the delegation of oversight for additional areas of risk to the appropriate Board committees. As described in the following table, each of the other Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. The Board as a whole also reviews risk management practices and a number of significant risks in the course of their reviews of corporate strategy, business plans, reports of Board committee meetings and other presentations.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Risk management process and structure, strategic risks associated with business plan, and other significant risks such as major litigation, business development risks, and succession planning.
Audit Committee	Major financial risk exposures; significant operational, compliance, reputational and strategic risks; and UTC’s overall policies and practices for enterprise risk management.
Committee on Nominations and Governance	Risks and exposures related to corporate governance, leadership structure, effectiveness of the Board and the committees for oversight of the Company, review of director candidates, conflicts of interest and review of director independence.
Committee on Compensation and Executive Development	Risks related to executive recruitment, assessment, development, retention and succession policies and programs; and risks associated with compensation policies and practices, including incentive compensation.
Finance Committee	Risks and exposures related to capital structure, liquidity, financing, pension funding and investment performance, and significant capital transactions including acquisitions and divestitures.
Public Issues Review Committee	Risks related to the environment and safety in the workplace, equal employment opportunity, responses to important public issues, government relations and other matters involving reputational risks.

Attendance. The Board met eight times during 2011. Each director attended 75% or more of the aggregate number of meetings of the Board and committees on which he or she served. The Board’s policy is that each director, if standing for re-election, should attend the Annual Meeting of Shareowners if his or her schedule permits. All of the current directors attended the last Annual Meeting held in April 2011.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes UTC’s executive compensation program and reviews actions taken by the Board of Directors’ Committee on Compensation and Executive Development (the “Committee”) concerning the 2011 compensation of the executive officers listed in the Summary Compensation Table on page 36 (the “Named Executive Officers” or “NEOs”).

The Committee’s fundamental objectives are: (i) basing compensation opportunities on measurable financial performance and strategic accomplishments; and (ii) substantially and directly aligning selected performance criteria with shareowner interests. Consistent with these objectives, the Committee has focused the program on earnings growth, free cash flow and shareowner return. UTC’s 175% total shareowner return (“TSR”) for the ten-year period ending on December 31, 2011, more than three times the Dow Jones Industrial Average and five times the Standard & Poor’s 500 Index (“S&P 500”), reflects the compensation program’s focus on long-term performance. Earnings per share (“EPS”), a key program metric, increased 203% from $1.81 to $5.49 over the same period. UTC’s TSR exceeded these indices over the preceding 5-year period as well. With respect to near-term performance metrics, UTC’s 2011 earnings per share and free cash flow generation reached all time highs.

The Committee believes that this offers strong support for the design and administration of UTC’s executive compensation program. The Committee also notes that shareowners overwhelmingly approved the Committee’s executive compensation program design and oversight with a 98% favorable advisory vote at the 2011 Annual Meeting.

Key financial and strategic achievements for 2011 included:

Financial Results

■	Increased consolidated sales, margins and earnings
■	Record-breaking earnings per share of $5.49, a 16% increase over 2010
■	$5.6 billion in free cash flow, well in excess of net income
■	Increased the Common Stock dividend by 12.9%, marking the 75th consecutive year that dividends have been paid to shareowners
■	Repurchased $2.2 billion in shares of Common Stock
■	Contributed $1.0 billion to Company pension plans in cash and Common Stock

Strategic Achievements

■

Announced agreement to acquire Goodrich Corporation, a high performing $8.1 billion global aerospace company, subject to Goodrich shareowner and regulatory approvals. This acquisition is expected to significantly enhance UTC’s business mix and longer-term growth profile

■

Orders for Pratt & Whitney’s PurePower® Geared Turbofan™ engine (“GTF”) increased with the launch of the Airbus A320neo aircraft. Total GTF orders, including options, now exceed 2,000 engines with deliveries beginning in 2013

■	Positioned UTC for continued earnings growth and margin expansion by integrating multiple aerospace and commercial businesses into two distinct business entities:
■	UTC Propulsion & Aerospace Systems
■	UTC Climate, Controls & Security
■	Reached an agreement to purchase the Rolls-Royce plc (“Rolls-Royce”) share of International Aero Engines, subject to regulatory approvals

■	Agreed to pursue an important strategic joint venture with Rolls-Royce to develop new engines for future mid-sized aircraft, subject to regulatory approvals
■	Invested more than $2.0 billion in company-funded research and development

Guiding Principles

Long-term shareowner interests and executive compensation opportunities must align. This fundamental principle guides the Committee in its oversight and design of UTC’s executive compensation programs. The Committee believes for a large, complex, global enterprise operating in extremely competitive and diverse businesses, such as UTC, long-term shareowner value is significantly enhanced by adherence to the following guiding principles:

■

Competitiveness: Total compensation should be sufficiently competitive to attract, retain and motivate a leadership team capable of maximizing UTC’s performance. Each element should be benchmarked relative to peers.

■	Pay for performance: A substantial portion of compensation should be variable, contingent and directly linked to individual and Company or business unit performance.

■	Long-term focus: Long-term stock-based compensation should comprise the most significant compensation opportunity for UTC’s most senior executives.

■

Shareowner alignment: Long-term incentives should align the interests of executives with the long-term interests of UTC’s shareowners through stock-based compensation and performance metrics that correlate with shareowner value.

■

Balance: The portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial and strategic business results. Long-term stock-based compensation opportunities should significantly outweigh short-term cash-based opportunities. Annual objectives should be compatible with sustainable long-term performance.

■

Responsibility: UTC’s compensation program integrates ethical, environmental, health and safety objectives. Financial and operating performance must not compromise these values. The Committee expects complete commitment to ethical and corporate responsibility, which is a fundamental belief underlying all aspects of the program from setting targets to conducting annual performance assessments.

Compensation Overview

UTC’s compensation program includes fixed and variable elements, emphasizing long-term incentives and performance metrics. Utilizing data from UTC’s Compensation Peer Group (“CPG”), the Committee establishes targets for the value of each compensation element. The Committee sets the annual cash bonus opportunities and fixed compensation elements, including base salary, pension and other benefits, at the approximate CPG median. Long-term incentive compensation opportunities are tied to UTC stock and longer-term corporate performance metrics. The potential value of long-term incentive awards exceeds the CPG median for UTC’s most senior executives. Consistent with the program’s emphasis on performance and alignment with shareowner interests, the Committee has set the target for long-term incentive awards at the 65th percentile of the CPG.

Each NEO is a member of UTC’s Executive Leadership Group (“ELG”), comprised of UTC’s most senior executives. Compensation elements specific to the members of the ELG include a one-time, ELG restricted stock unit (“RSU”) retention award, enhanced life insurance, medical and disability benefits, a perquisite allowance and enhanced severance protection. As consideration for these benefits, ELG members assume certain obligations, including, protective covenants and share ownership requirements discussed under “Compensation and Risk” on page 34 of this Proxy Statement.

Compensation and Corporate Governance

The Committee believes that the executive compensation program and UTC corporate governance are directly related. Compensation design helps drive corporate strategies and priorities. Implementation must always occur within the boundaries of internal and external governance standards. Adherence to UTC’s ethical standards and corporate policies are non-negotiable prerequisites to the realization of executive compensation gains. More generally, and as discussed throughout this CD&A, compensation practices should align with shareowner interests. In this regard, the Committee continually monitors evolving governance standards and shareowner inputs, as evidenced by the following actions taken over the last several years:

Executive Compensation Programs

■

Amendments to the long-term incentive plan and the annual cash bonus program to enhance UTC’s ability to recoup executive compensation awards in the event of misconduct by extending the time periods covered and broadening the definition of misconduct

■	Adjusted the Compensation Peer Group to further enhance alignment with investor expectations
■

Changed performance share unit (“PSU”) earnings growth targets from a single, three-year earnings per share compound annual growth rate (“CAGR”) to three sequential, one-year EPS targets when economic volatility impaired the three-year target setting process

■	Strengthened the link to shareowner value creation with the addition of performance share units that include a relative total shareowner return metric
■	Reviewed and amended the Committee Charter to incorporate best in class governance practices
■	Increased CEO stock ownership requirements to six times base salary and for other senior executives to three times base salary
■	Reduced the ELG perquisite allowance by approximately 60%

Change-in-Control Arrangements

■	Closed the change-in-control severance program, effective in 2009, to new participants
■	Significantly reduced change-in-control benefits for existing participants by the following:
■	Instituted a “double trigger” benefit eligibility provision
■	Decreased cash severance payments to 2.99 times base salary and target incentive compensation
■	Removed excise tax reimbursements and gross-up payments
■	Eliminated the three additional years of credited service under UTC’s qualified and supplemental pension plans
■	Eliminated the three-year continuation of healthcare and other benefits

Directors’ Compensation

■	Increased the Board of Directors’ stock ownership requirements to five times base annual cash retainer
■	Changed the stock-based compensation element from stock options to deferred stock units payable only upon retirement

Retirement Programs

■	Eliminated defined benefit pensions for employees hired after January 1, 2010, while providing enhanced UTC Employee Savings Plan participation
■	Announced the sunset of the final average earnings (“FAE”) pension formula effective December 31, 2014, to be replaced by a cash balance (“CB”) formula
■

Consistent with the new account balance approach to retirement design, implemented the Savings Restoration Plan for compensation above the Internal Revenue Code (“IRC”) limit applicable to the UTC Employee Savings Plan

Peer Group Benchmarking

The Compensation Peer Group consists of 24 major U.S. companies selected by the Committee with similar size and complexity determined by revenue, global scope of operations, diversified product portfolios and other characteristics. Like UTC, 13 of the 24 CPG companies are included in the Dow Jones Industrial Average. The compensation opportunities typically available and the management skill set generally required at the CPG companies make them likely competitors of UTC for executive talent. Based on these substantial similarities, the Committee believes CPG companies are relevant for purposes of benchmarking compensation at UTC.

UTC’s Compensation Peer Group consists of the following companies:

Company	Fiscal Year-End	Revenue** (millions)	12/31/2011 Market Cap** (millions)	Employees**
3M Co.*	12/11	$29,611	$56,800	80,057
AT&T Inc.*	12/11	$126,723	$179,232	256,420
Boeing Co.*	12/11	$68,735	$54,624	160,500
Caterpillar Inc.*	12/11	$60,138	$58,584	125,099
Deere & Co.	10/11	$31,629	$31,259	61,278
Dow Chemical Co.	12/11	$59,985	$33,989	52,000
E. I. duPont de Nemours & Co.*	12/11	$37,961	$42,398	60,000
Emerson Electric Co.	9/11	$24,222	$34,257	133,200
General Dynamics Corp.	12/11	$32,677	$23,671	95,100
General Electric Co.*	12/11	$141,547	$189,082	287,000
Hewlett-Packard Co.*	10/11	$127,245	$51,109	349,600
Honeywell International Inc.	12/11	$36,529	$42,040	130,000
Intel Corp.*	12/11	$53,999	$123,481	100,100
International Business Machines Corp.*	12/11	$106,916	$216,724	426,751
International Paper Co.	12/11	$26,034	$12,937	59,500
Johnson & Johnson*	12/11	$65,030	$179,089	118,000
Johnson Controls, Inc.	9/11	$40,833	$21,271	162,000
Lockheed Martin Corp.	12/11	$46,499	$26,177	123,000
Northrop Grumman Corp.	12/11	$26,412	$15,280	117,100
Pfizer Inc.*	12/11	$67,425	$166,346	110,600
Procter & Gamble Co.*	6/11	$82,559	$183,746	129,000
Raytheon Co.	12/11	$24,857	$16,744	71,000
Tyco International Ltd.	9/11	$17,355	$21,579	102,000
Verizon Communications Inc.*	12/11	$110,875	$113,583	193,900

25th percentile		$31,125	$25,550	91,339
50th percentile		$50,249	$46,753	120,500
75th percentile		$72,191	$134,197	160,875
90th percentile		$121,969	$182,392	277,826

United Technologies Corp.*	12/11	$58,190	$66,309	199,900
UTC Percentile Rank		55%	66%	83%

*	Included in the Dow Jones Industrial Average as of 12/31/2011.

**	Peer company data provided by S&P’s Capital IQ based on the most recent publicly available information (as of February 3, 2012), with adjustments by Standard & Poor’s in several cases related to non-operating income or expense, equity in earnings of unconsolidated subsidiaries, interest income, and non-recurring special items such as discontinued operations or gains on the sale of securities.

The Committee also reviews compensation data from Fortune 100 companies and from a broader sample of over 400 companies provided by Towers Watson. This broader information enhances the Committee’s insight into compensation trends generally and supplements the CPG data for business unit compensation decisions, when appropriate. The Committee benchmarks each element of compensation separately. Individual compensation can, and does, vary from benchmark medians and targets based on factors such as performance, job scope, abilities and retention risk. Compensation decisions specific to each of the NEOs are discussed under “Named Executive Officer Compensation” beginning on page 30.

Pay Mix

Overall NEO and ELG member compensation is substantially contingent on performance. The Committee selects individual and business performance metrics designed to link actual compensation amounts with factors that contribute to shareowner value. Fixed compensation elements, such as base salary, pension and other benefits are designed to be market competitive for purposes of attraction and retention. These elements comprise a relatively small portion of the overall compensation package and are aimed generally at the CPG median. As the following charts illustrate, base salary comprises only 8% of CEO compensation and 12% for the other NEOs. Also as shown, 21% of the CEO’s and 19% of the other NEOs’ total pay is allocated to annual bonus. Approximately 69% of the CEO’s and 66% of other NEOs’ total pay is allocated to long-term incentive compensation, higher than for the balance of the executive population.

*	For both pay mix charts, base salary, annual bonus, long-term incentive and all other compensation elements are as disclosed in the Summary Compensation table on page 36.

The UTC executive compensation program targets cash compensation (i.e., base salary and annual bonus) for the NEOs and other ELG members at approximately the CPG median. Actual cash compensation will vary with base salary adjustments and performance relative to target in the annual bonus program. The Committee targets ELG long-term incentive compensation opportunities at approximately the 65th percentile of the CPG. This above median target value reflects the program’s emphasis on performance-based compensation opportunities linked directly to long-term shareowner value.

Allocation of long-term incentive awards between stock appreciation rights (“SARs”) and performance share units (“PSUs”) also varies by executive level. PSUs vest if, and to the extent, company-wide performance targets are achieved. PSUs comprise half of the value of ELG members’ long-term incentive awards, a higher allocation than for the executive population generally. The Committee determined this was appropriate because ELG members are more likely to directly impact UTC’s performance relative to the established targets.

Board Consultant

The Committee does not rely on an external compensation consultant to determine or recommend the amount or form of senior executive or outside director compensation. UTC obtains market data from Towers Watson that the Committee deems relevant for benchmarking and other purposes. Towers Watson’s database is comprised of widely available information which is generally accessible to other Towers Watson clients. Towers Watson does not make recommendations to the Committee or management on peer group composition or on the form, amount or design of executive compensation. Should the Committee engage a consultant in the future for the purpose of making specific compensation recommendations, it would select a consultant with no other material relationship with UTC.

Fixed Compensation

The principal elements of fixed NEO compensation are base salary, pension, benefits (e.g., health, life and disability insurance) and a perquisite allowance. UTC targets the aggregate value of fixed compensation at the CPG median to support attraction and retention objectives.

Base Salary. Base salaries are targeted at approximately the CPG median. Individual base salaries vary based on job scope, tenure, retention risk and performance. NEO base salary decisions are more fully discussed under “Named Executive Officer Compensation” on page 30.

Pension. The Pension Benefits table on page 41 details NEO retirement benefits. Executive pension benefits under the CB formula are approximately at the CPG median when compared to other cash balance formulas. The FAE formula covers executives hired before 2003 and is approximately at the median when compared to CPG companies with traditional fixed benefit pension plan designs. The CB formula will replace the FAE formula for all eligible employees on January 1, 2015. Any employee hired on or after January 1, 2010 is not eligible for pension benefits under the FAE or CB formula and instead participates in an enhanced Company 401(k) plan. The Pension Preservation Plan, an unfunded program with the same benefit formula applicable to the broad-based, tax qualified salaried employee pension plan, provides pension benefits in excess of IRC limits. The Company also maintains an unfunded program (i.e., Savings Restoration Plan) that provides matching contributions at the same rate as the underlying 401(k) plan, based on compensation in excess of the IRC limits. The overall value of retirement benefits is consistent with competitive market trends and UTC’s program objective of maintaining a median level of fixed compensation.

Health and Welfare Benefits. Actively employed ELG members receive life insurance coverage equal to three times their projected age 62 base salary. Upon retirement, the policy is funded to provide a life insurance benefit equal to two times age 62 (projected or actual) base salary. The ELG long-term disability plan protects 100% of base salary for one-year following disability, and thereafter, decreases 5% per year until a permanent level of 80% is reached. ELG members participate in the same health benefit programs offered to other employees, with the only difference being that ELG members are eligible for comprehensive annual physicals.

Perquisites. ELG members receive a perquisite allowance equal to 5% of annual base salary. An executive may elect to allocate the allowance to the reimbursement of UTC company car lease payments or paid to the executive in cash. Footnotes (6)(b) and (c) to the Summary Compensation table on page 36 provide information on each NEO’s perquisite allowance. Mr. Chênevert also has access to the corporate aircraft for personal travel, in accordance with UTC’s security policy.

Variable Compensation

Incentive compensation programs are designed to link compensation directly to UTC’s results. The programs utilize three forms of awards, each with quantifiable performance metrics:

Type of Award	Performance Cycle	2011 Performance Metrics and Targets
Annual Bonus	1-year	- Earnings per share (“EPS”) growth of 10% for the Corporate Office; business unit earnings growth of up to 10% (as applicable) - Free cash flow equal to 100% of net income
Performance Share Units (“PSUs”)	3-year	- Earnings per share growth (10% for 2011) - Total shareowner return (“TSR”)* relative to the S&P 500
Stock Appreciation Rights (“SARs”)	3-year vesting; 10-year term	- Stock price appreciation

*	TSR, as calculated by Standard & Poor’s, is based on November/December average closing prices immediately prior to, and at the conclusion of the three-year performance cycle.

The Committee believes that earnings growth and free cash flow provide reliable measurements of overall business performance. UTC’s three-year TSR versus that of the S&P 500 compares UTC shareowner returns against a broad-based and widely accepted investor benchmark of publicly traded companies. Because long-term share price appreciation and dividends generally correspond with long-term Corporate Office performance, the TSR metric provides a performance-based compensation opportunity related directly to shareowner value and substantially correlated with overall corporate results.

Short-Term Awards

Annual Bonuses. UTC and business unit financial performance, as well as individual performance determine annual bonus amounts. The Committee establishes a target annual incentive award and individual performance objectives for each NEO. In addition, the Committee establishes business performance measures that determine the funding and size of bonus pools established separately for each UTC business unit and the Corporate Office. The following graphic illustrates how the individual bonus awards are determined. Target level performance generally results in annual bonus values approximately at the CPG median.

For purposes of this formula, earnings for the Corporate Office means diluted EPS, as reported in UTC’s Annual Report on Form 10-K. For the business units, earnings represent an internal metric calculated using operating profit excluding restructuring costs, non-recurring items and the impact of significant acquisitions and divestitures. Free cash flow for the Corporate Office equals consolidated net cash flows provided by operating activities less capital expenditures (as reported in the Annual Report on Form 10-K for both components). Free cash flow for each of the business units is an internal management measure of cash performance that consists of net cash generated from operating activities less capital expenditures with adjustments for the net cash flow impact of restructuring and other costs and non-recurring items. Net income for the Corporate Office equals UTC net income attributable to common shareowners, as reported in the Annual Report on Form 10-K. Net income for the business units is defined as each business unit’s respective share of UTC net income attributable to common shareowners with adjustments for the net income impact associated with restructuring and other costs and non-recurring items.

The Committee set the Corporate Office 2011 earnings growth target at 10%, based on its view that earnings growth at that level presented a significant, but realistic challenge, and aligned with management’s expectations communicated to investors prior to the start of the year. This target also aligned with market expectations for comparable companies reflected in analyst earnings estimates. Business unit earnings growth targets ranged between 0% and 10% based on the Committee’s assessment of each business unit’s external environment and challenges. The Committee again integrated a metric of free cash flow as a percentage of net income into the formula, reflecting its view that cash flow performance correlates with the quality and sustainability of earnings performance. As in prior years, the 2011 free cash flow target equaled 100% of net income attributable to common shareowners. The Committee concluded that achieving double digit earnings growth with matching free cash flow constituted a challenging target in the context of difficult external market conditions.

The Committee decided that additional upside opportunity should be provided to better calibrate program opportunity and risk, and thus, increased the award pool maximum from 160% to 200% of target for 2011. This increase aligns with competitive market practice, placing the overall program opportunity approximately at the CPG median.

The Committee sets annual individual bonus targets with the objective of offering above median cash bonus opportunity for above median performance. It is important to note that the Committee retains discretion to adjust award pool amounts and individual awards if it determines that measured performance does not accurately reflect the quality of actual performance. Examples of factors that might result in a positive or negative adjustment relative to calculated results include: (i) material and unforeseen circumstances beyond management’s control that affect performance relative to the established targets (negatively or positively); (ii) performance relative to corporate responsibility objectives; and (iii) adherence to the Code of Ethics, the Enterprise Risk Management program and other UTC policies. The Committee has made discretionary adjustments in the past and retains the authority to do so in the future. Because the Committee retains this discretion, the annual bonuses of the NEOs are reported in the Bonus column of the Summary Compensation Table on page 36, rather than the Non-Equity Incentive Plan Compensation column even though these payments are substantially based on measured performance against pre-established targets. The Committee believes flexibility is important to assure that each executive’s bonus payment is aligned with individual performance for the year. NEO annual bonuses for 2011 are discussed under “Named Executive Officer Compensation” beginning on page 30.

For 2012, the Committee again selected earnings growth and cash flow performance metrics for the annual bonus plan. It continues to believe that such metrics align well with shareowner expectations and interests.

Long-Term Awards

Annual long-term incentive awards consist of PSUs and SARs.

Performance Share Units. PSUs vest at the end of a three-year performance cycle to the extent UTC meets pre-established performance targets. At the end of the performance cycle, each vested PSU converts into one share of UTC Common Stock. PSUs do not earn dividends. For PSUs awarded in 2011, the Committee established EPS growth and relative TSR targets, with each target applicable to 50% of the PSUs awarded, as follows:

	ANNUAL EPS GROWTH (50% of award)		TSR (50% of award)
	Level of Performance Achieved	Percent of EPS Portion Vesting	Level of Performance Achieved Relative to S&P 500	Percent of TSR Portion Vesting
Minimum	7%	0%	37.5th percentile	0%
Target	10%	100%	50th percentile	100%
Maximum	13%	200%	75th percentile	200%

The Committee believes that a TSR target relative to companies within the S&P 500 provides an appropriate and external benchmark against which to measure the share price performance of a large capitalization company such as UTC. The Committee selected an S&P 500 benchmark, rather than the CPG, because the more limited composition of the CPG serves the specific purpose of measuring the competitiveness of UTC’s compensation elements rather than relative share price performance. Unlike the widely accepted S&P 500, the CPG does not provide an established benchmark for these purposes.

Consistent with 2010 awards, in setting PSU targets for 2011, the Committee again determined that due to global financial market volatility it could not reliably project a challenging yet realistic three-year cumulative EPS growth target. Therefore, in lieu of a cumulative three-year target, the Committee elected to retain the flexibility to review and set EPS growth targets separately for each of the three years in the performance cycle to evaluate external impacts on company performance.

EPS growth targets are set at the beginning of each year and provide the Committee with the ability to re-calibrate performance in response to the operating environment. Under this approach, the vesting of one-third of the EPS growth component of the PSU award will be calculated annually. For 2011, the Committee set an EPS growth target at 10%. The Committee set the 2012 EPS growth target at 9%, subject to adjustment for financial impacts of the pending Goodrich acquisition. The payment of the award remains contingent on continued employment through the end of the three-year performance cycle (except in the event of retirement, disability or death). The Committee again selected EPS growth and relative TSR as the target metrics for the 2012 PSU award.

Stock Appreciation Rights. A SAR entitles the holder to receive a value equal to the difference between an exercise price, which is equal to the closing price of UTC’s Common Stock on the date of grant, and the market price of UTC Common Stock on the date of exercise. SARs have a ten-year term and become exercisable beginning three years after the date of the award. The value realized upon exercise is settled in shares of UTC Common Stock. The Committee views share price appreciation as a particularly relevant measure of long-term performance since it correlates directly with shareowner value. The Committee believes prior SAR and stock option awards have provided an important incentive for management’s successful achievement of productivity, innovation, growth and business balance objectives aligned with shareowners’ interests. UTC’s TSR over the ten-year period ended on December 31, 2011 was 175%, substantially exceeding the performance of the Dow Jones Industrial Average at 57% and the S&P 500 at 33%.

Other Programs

ELG members participate in the severance and retention arrangements described below. Because most CPG companies provide similar programs, the Committee believes that these arrangements help to maintain the competitiveness of UTC’s compensation package. Severance benefits provide financial assistance that aids in the transition period from UTC employment to the commencement of new employment, which can be a lengthy process for senior executives. The ELG severance program provides security and minimizes potential distraction associated with the risk of employment termination.

Severance Protection. The ELG program provides a cash severance payment of up to 2.5 times base salary in the event of involuntary termination (other than for misconduct) after three years of service as an ELG member. Payment of ELG severance benefits requires acceptance of, and adherence to, restrictive covenants protective of UTC’s interests, including non-compete and non-disclosure obligations. For individuals appointed to the ELG after December 2005, this benefit is not available if the termination of employment occurs after the individual reaches age 62. For these individuals, this benefit has been replaced by an ELG RSU retention award, as described in the following paragraph.

Retention. ELG members appointed after December 2005 receive an ELG RSU retention award equal in value to two times the executive’s base salary on the grant date. Mr. Michaud-Daniel is the only NEO to have received this award. Each restricted stock unit corresponds to one share of Common Stock and accrues dividend equivalents. These restricted stock units may not be sold, pledged, or assigned prior to vesting on retirement at age 62 or later. The restricted stock units are forfeited if the executive terminates or retires before age 62 for any reason. Recipients of this award are not eligible for the ELG severance benefit if retirement occurs on or after age 62.

Executives appointed to the ELG before December 2005 do not receive the ELG RSU retention grant, but remain eligible for the ELG severance benefit following retirement after age 62. The Committee believes that the restricted stock unit grant has significant retention value and, as with the severance arrangement, imposes restrictive covenants. This restricted stock unit grant is consistent with the Committee’s retention strategy, while enhancing shareowner alignment by linking long-term value to share price.

Change-in-Control Benefits. UTC has maintained a change-in-control severance protection plan since 1981. The Committee has modified this plan from time to time in response to shifts in practice and market norms. Changes have involved either benefit reductions or the adoption of less favorable terms and conditions.

Effective June 2009, the Committee closed the change-in-control program to new participants. Executives appointed to the ELG after that date do not participate in a change-in-control severance program.

Because existing agreements cannot be unilaterally amended, program changes have historically been adopted prospectively, resulting in multiple versions of the agreement. To address those differences, UTC recently entered into agreements with each ELG member covered by the change-in-control severance plan to establish, with each person’s consent, uniform terms that conform to a market competitive standard. The amended agreements provide reduced change-in-control benefits for all existing participants. The revised terms and conditions have been designed to provide senior executives with a reasonable level of protection in the event of change-in-control related terminations, as well as helping to assure continuity of management under circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures.

The revised agreements provide the following:

■	A cash severance benefit of 2.99 times base salary plus target bonus;
■	Accelerated vesting of long-term incentive awards at target level; and
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Benefits are provided only in the event of a change-in-control followed by involuntary termination or termination for “good reason” (i.e., a “double trigger”). Good reason generally includes material adverse changes in compensation, responsibilities, authority, reporting relationship or relocation. The Committee had already adopted the “double trigger” design prospectively for new ELG members in 2008, which now extends to all ELG members.

The agreements also eliminate the following change-in-control benefits:

■	Excise tax gross-ups;
■	Three-year continuation of healthcare and other benefits; and
■	The crediting of three additional years of service under the qualified and supplemental pension plans.

With these changes, the Committee believes that the aggregate value of benefits, covenants and other terms and conditions under its severance arrangements covering ELG members are market competitive for a company of UTC’s size. In the Committee’s view, severance benefits, including in the event of a change-in-control, are event contingent and operate as a form of insurance rather than as a principal component of compensation strategy. The Committee does not, therefore, take severance benefits into account when setting the other elements of compensation. The Potential Payments on Termination or Change-in-Control table on page 44 sets forth the estimated values and details of the termination benefits under various scenarios for each of the NEOs.

Named Executive Officer Compensation

Base Salary. Salary increases in 2011 were consistent with annual market trends, job scope and performance. Mr. Chênevert’s salary increased from $1.625 million to $1.7 million. This increased salary reflects the Committee’s favorable overall assessment of his performance. Consistent with the Committee’s intention to increase Mr. Chênevert’s salary over a multi-year time frame commensurate with his tenure as CEO, his salary is now slightly above the median of the CPG.

Mr. Hayes’ salary increased from $665,000 to $800,000 to better align his salary with competitive market practice. With this increase, his salary approximates the 50th percentile of the CPG for chief financial officers, reflecting his increased time in the role and the Committee’s favorable assessment of his performance.

Base salaries for Messrs. Darnis, Bellemare and Michaud-Daniel reflect the complexities and global span of their business entities. Their competitors vary widely by size and consist of stand-alone companies as well as subsidiaries of larger companies. Mr. Darnis’ salary increased from $840,000 to $900,000, driven by both his exceptional performance as President, Carrier and his expanded responsibilities following his appointment as President & Chief Executive Officer, UTC Climate, Controls & Security. His salary approximates the 70th percentile relative to internal CPG business segment leaders. Mr. Bellemare’s salary increased from $560,000 to $675,000 driven by his strong performance as President, Hamilton Sundstrand and increased responsibility following his appointment as President & Chief Operating Officer, UTC Propulsion & Aerospace Systems. With this increase, his salary approximates the 30th percentile of the CPG, indicative of his recent appointment to his expanded role. Mr. Michaud-Daniel received a salary increase of $50,000 to $610,000, which approximates the 40th percentile relative to his CPG peers.

Annual Bonus. Bonuses paid for 2011 to each of the NEOs are shown in the Summary Compensation Table on page 36. The Committee determines individual bonuses based on a combination of business and individual performance factors. Corporate Office performance metrics applicable to Messrs. Chênevert and Hayes were EPS growth and free cash flow. Performance metrics applicable to Messrs. Darnis, Bellemare and Michaud-Daniel were earnings growth and free cash flow targets established for their respective business units. Each NEO also had performance objectives relating to ethics and compliance, employee engagement, workforce diversity, risk management, resource conservation, product efficiency and workplace safety. As discussed on page 26, annual bonuses are determined through a multiple step process involving the measurement of pre-established business performance metrics noted above and the assessment of individual performance. The Committee may make discretionary adjustments to the business performance score used to determine award pools (i.e. earnings growth and free cash flow). Actual bonuses reflect individual performance scores as well as the business performance score. Individual performance scores reflect accomplishments relative to pre-established objectives and other factors the Committee, in its discretion, determined to be relevant to 2011 performance. A discussion of the Committee’s determination of each NEO’s bonus follows.

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Business Performance Factors. UTC’s 2011 EPS increased 16%. The Corporation generated free cash flow equal to 113% of net income. These results substantially exceeded the targets of 10% EPS growth and free cash flow equal to 100% of net income, resulting in a Corporate Office bonus factor of 178% of target. UTC achieved this outstanding performance notwithstanding increased research and development expenditures, significant pension expense and difficult external market conditions. However, the Committee set the Corporate Office pool factor at 150% of target, less than the mathematical score because the performance of a single business unit, Carrier, contributed disproportionately to the 178% score. The 150% factor better aligns with a balanced assessment of performance across the enterprise, which, for the reasons cited above, was outstanding and fairly reflected in the adjusted score of 150% of target. Carrier and Hamilton Sundstrand each had targets of 10% earnings growth with free cash flow at 100% of net income. Carrier increased operating profit 28% relative to its 10% target. This outstanding performance resulted in a maximum bonus of 200% of target. Hamilton Sundstrand increased operating profit 12% and delivered free cash flow in excess of net income resulting in a bonus award factor of 128% relative to target. The Committee set Otis’ earnings growth target at 5%, reflecting established industry-leading margins. Otis’ earnings growth coupled with free cash flow in excess of earnings resulted in a factor of 104%. The Committee made no material adjustments to the calculated factors for Carrier, Hamilton Sundstrand and Otis.

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Individual Performance and Bonus Determination. In addition to the bonus factors derived from business performance, the Committee also evaluates individual performance and assigns a factor based on accomplishments relative to annual objectives and its subjective assessment of individual leadership and effectiveness. For 2011, the Committee had a highly favorable assessment of Mr. Chênevert’s overall performance. First, UTC’s financial performance exceeded expectations, significantly. Delivering 16% EPS growth with free cash flow in excess of earnings in a year of slow and uncertain recovery from global recession evidences financial discipline and solid execution of strategies designed to deal with a volatile, slow growth external environment. In addition to meeting the challenges of immediate financial performance, under Mr. Chênevert’s leadership and direction, UTC launched transformational strategic initiatives in 2011 aimed at long-term growth, efficiency and competitiveness. As discussed in the Executive Summary, under Mr. Chênevert’s leadership, 2011 was a year of unprecedented strategic accomplishment. This included reaching agreements to acquire Goodrich Corporation (subject to shareowner and regulatory approvals); to purchase Rolls-Royce’s share of International Aero Engines; and to pursue a joint venture with Rolls-Royce to develop new engines for future mid-sized aircraft, both of which are subject to regulatory approvals. The Committee believes that these investments will improve UTC’s ability to innovate and serve an expanding commercial aerospace market. In addition, Mr. Chênevert positioned the Company for continued growth by integrating multiple aerospace and commercial businesses into two distinct business entities. This integrated structure presents the opportunity to improve operational efficiencies and better serve customers. These transformational activities were well received externally. Notably, Aviation Week magazine selected Mr. Chênevert as its “2011 Person of the Year”. Mr. Chênevert’s effective leadership and performance as CEO, addressing both near and long-term challenges, led the Committee to evaluate his overall individual performance at above target for 2011. This, in combination with UTC’s above target EPS and free cash flow performance resulted in an annual bonus equal to 165% of target, slightly above the Corporate Office pool factor.

Mr. Hayes displayed effective leadership in 2011. As previously discussed, EPS growth of 16% with free cash flow equal to 113% of net income was well above target levels. This level of performance was consistent throughout 2011, with reported earnings exceeding analyst consensus estimates each quarter. Performance at this level in a challenging year requires strong leadership of the Corporation’s finance function. UTC’s outstanding cash flow performance enabled the Corporation to increase its dividend by 12.9% in 2011. These accomplishments resulted in an above target individual performance assessment by the Committee resulting in a bonus at 169% of target compared with the 150% adjusted Corporate pool factor.

The Committee favorably assessed Mr. Darnis’ individual performance based on Carrier’s outstanding 2011 results of 28% earnings growth, coupled with organic sales growth of 9%, both measures well above 2011 target levels. In addition, under Mr. Darnis’ leadership, Carrier neared completion of its portfolio transformation agenda to concentrate on businesses where its technologies and manufacturing expertise add value and generate attractive margins. The Committee also noted Mr. Darnis’ strong leadership in driving the integration of Carrier and UTC Fire & Security into the Corporation’s new UTC Climate, Controls & Security business entity. Based on these 2011 business results and longer-term initiatives, the Committee assessed Mr. Darnis’ performance to be above target. However, Carrier’s performance factor was already at the 200% program maximum. The Committee, therefore, focused on the dollar amount of the award as well as the applicable factor and set Mr. Darnis’ bonus at $1.5 million or 185% of target. This is the largest annual bonus ever awarded to a business unit president and an amount that appropriately recognizes Mr. Darnis’ outstanding 2011 performance.

Mr. Bellemare’s above target individual performance resulted in a bonus slightly above Hamilton Sundstrand’s 128% factor. Hamilton Sundstrand’s 2011 financial performance included 12% earnings growth with free cash flow in excess of earnings. In addition, key strategic accomplishments in 2011 included Hamilton Sundstrand’s performance contributing to the certification of the Boeing 787, with aircraft revenue service commencing in October and nine major Hamilton Sundstrand systems on board. The Committee also noted Mr. Bellemare’s contributions to the planned acquisition of Goodrich Corporation and his leadership in the development of the UTC Propulsion & Aerospace Systems entity through the integration of Pratt & Whitney and Hamilton Sundstrand.

Mr. Michaud-Daniel’s 2011 performance resulted in a bonus award equal to 129% of his established annual bonus target. Otis’ ability in 2011 to increase its industry-leading operating margin in a challenging market environment was an outstanding achievement. Otis sustained its strong new equipment order growth in the strategically important BRIC countries (i.e., Brazil, Russia, India and China), notwithstanding slowing emerging market growth trends. Mr. Michaud-Daniel met the challenge of maintaining Otis’ momentum with its industry-leading products and financial performance. These factors resulted in an above target individual performance assessment and a bonus award above Otis’ 104% performance score.

Long-Term Awards. The value of long-term incentive awards for most ELG members, including Messrs. Chênevert, Hayes and Michaud-Daniel, aligned with the program target of the 65th percentile of the CPG. For Messrs. Darnis and Bellemare, in recognition of exceptional performance in leading their businesses in 2010, the value of 2011 LTIP awards approximated the 75th percentile.

The three-year performance cycle for PSUs granted in 2009 ended on December 31, 2011. The Committee reviewed performance against target and approved vesting results for the 2009 PSUs at its February 2012 meeting. Vesting of 2009 PSUs was contingent on two equally weighted targets: (i) UTC attainment of the predefined cumulative EPS growth target; and (ii) UTC’s TSR relative to the S&P 500. UTC’s cumulative annual EPS growth rate over the period equaled 3.86%, falling below the minimum threshold for vesting half of the award. TSR ranked at the 50.7th percentile relative to the S&P 500, resulting in vesting at 103% of target on the other half. Overall, the 2009 PSUs vested at 51% of target.

Dilution and Deductibility

Under the 2005 Long-Term Incentive Plan (“LTIP”), as amended, the total number of shares of UTC Common Stock prospectively issuable under PSU and SAR awards made in 2011 was approximately 1% of shares outstanding and within applicable LTIP limitations. The total number of shares potentially issuable under the LTIP and all predecessor plans as of the end of 2011, was approximately 11% of shares outstanding (calculated on a fully diluted basis) and at approximately the CPG median. Diluted earnings per share reflect all such shares.

Annual bonuses and long-term incentive awards are provided pursuant to shareowner approved plans and performance targets. Annual bonuses to the NEOs may not exceed 0.75% of net income. Amounts paid under these programs are intended to qualify for the performance-based compensation exception under Internal Revenue Code Section 162(m) and are, therefore, not subject to the Section 162(m) $1 million deductibility limitation.

Program Administration

The Committee oversees the design and operation of UTC’s executive compensation program as outlined here, specifically including determination of benchmark targets, performance metrics, and the composition and variability of pay by executive level.

The Committee conducts an overall review annually to ensure that the compensation program meets its intended goals. The Committee’s review for 2011 indicated that, as intended, variable and performance-based compensation comprised the substantial majority of actual senior executive compensation. Values realized above the CPG medians are substantially attributable to UTC’s Common Stock price and performance relative to pre-established targets or benchmarks. The Committee does not believe it is appropriate to adjust, either negatively or positively, current or future compensation opportunities on the basis of accrued or realized gains attributable to prior service. UTC’s executives do not have employment agreements that guarantee fixed compensation amounts or length of employment.

The Committee does not, and has not, permitted backdating or re-pricing of stock options or SARs. Grant dates are set by the Committee and occur on or shortly after the date the Committee approves awards. Exercise prices equal the closing price for UTC Common Stock on the grant date. UTC’s regular cycle awards account for the great majority of total awards and are made on a consistent basis within the first week of each calendar year, coincident with the beginning of the calendar year-based measurement periods for performance-based awards. Attraction, retention and promotion needs occasionally result in out-of-cycle awards. In those cases, the event triggering the award drives the timing. In no circumstances are awards made in anticipation of the disclosure of material non-public information.

Report of the Committee on Compensation and Executive Development

The Committee on Compensation and Executive Development establishes and oversees the design and functioning of UTC’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and recommended to the Board of Directors that the Compensation Discussion and Analysis be included in UTC’s Proxy Statement for the 2012 Annual Meeting.

Committee on Compensation and Executive Development

Jean-Pierre Garnier, Chair	Richard D. McCormick
Jamie S. Gorelick	Harold McGraw III
Edward A. Kangas	H. Patrick Swygert
Charles R. Lee

Compensation and Risk

As outlined in the CD&A, the Committee believes that executive compensation should be contingent on performance relative to pre-established targets and objectives. Measured success must, however, comport with applicable legal standards as well as UTC’s ethical standards and internal policies. Compensation arrangements if not properly designed and administered, can encourage inappropriate and excessive assumption of risk and jeopardize long-term performance and shareowner value. While risk is intrinsic to business, it should be analyzed, monitored and calibrated to opportunity. Compensation incentives should reflect the appropriate balance between opportunity and risk. Compensation should not be realized for accomplishments, however impressive, that compromise UTC’s standards and values. UTC mitigates compensation-related risks to its long-term performance, ethical standards and reputation in the following ways:

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Enterprise Risk Management program (“ERM”). UTC’s comprehensive ERM program broadly identifies, monitors and manages risks throughout the Corporation and business units. The ERM identifies executive compensation as a potential risk factor that should be mitigated by emphasizing long-term compensation and financial performance metrics correlated with shareowner value. Under the Committee’s direction, these mitigation factors are fundamental to UTC’s executive compensation program, as detailed in the CD&A. The Board and the Audit Committee review UTC’s ERM on an annual basis.

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Emphasis on long-term performance. Consistent with the ERM, long-term incentives serve as the cornerstone of UTC’s compensation program. The Committee’s practice of over-allocating compensation value to long-term, share-based awards is long standing. As shown in the chart on page 24, 69% of the value of CEO compensation derives from long-term incentives compared with 21% for the annual cash bonus. A significant stake in future performance and share value clearly mitigates the risk that short-term opportunities will be pursued by creating undue risk to future performance.

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Shareowner and employee alignment. In addition to the allocation of compensation value, the Committee’s selection of performance metrics also encourages an appropriate balance between short- and long-term objectives and performance. The value of all long-term incentive awards, the most significant compensation element for all senior executives, correlates directly with UTC’s share price. Beyond share price, performance-based vesting metrics relate to company-wide performance rather than narrow targets that may be achieved independent of the Company’s overall best interest. EPS growth and relative TSR targets are reliable indicators of company-wide, longer-term, sustainable performance. Such broad-based measures do not reward selective or narrow achievements that may involve inappropriate priorities or utilization of resources. EPS growth and TSR have strong correlation with shareowner value.

■

Executive share ownership requirements. To further incentivize long-term focus on sustainable performance and shareowner value creation, senior executives are subject to share ownership requirements. In 2010, the Committee increased the CEO share ownership requirement from five to six times base salary. Mr. Chênevert’s actual holdings substantially exceed this requirement. Other ELG members’ share holdings must equal three times their base salary within five years of appointment to the ELG.

■

Prohibition of hedging. To avoid conflicts of interest that could undermine the integrity of the share ownership policy and the focus on sustainable long-term growth, UTC prohibits directors and employees from entering into transactions involving: (i) short sales of securities issued by UTC; or (ii) any put or call option based on securities issued by UTC (other than awards granted under UTC compensation programs).

■

Clawback policy. UTC has a comprehensive policy on recoupment (“clawback”) of executive compensation applicable to both the annual and long-term programs. Clawbacks can result in significant financial penalties and award forfeitures in the event of misconduct or achievements detrimental to UTC’s broader interests, regardless of the level of measured performance. In the event of a financial restatement or recalculation of a financial metric applicable to an award, annual bonus payments paid in connection with the year in question, as well as gains realized from vested LTIP awards, are subject to recoupment with respect to any executive (including all NEOs) involved in an action determined to have required the restatement. The amount recouped will not be less than the difference between amounts paid and amounts that would have been paid on the basis of the corrected metrics. The recoupment period prior to restatement may extend several years but in no event less than three years. In addition to financial restatements, other circumstances, including violations of UTC’s Code of Ethics, failure to meet employee health and safety standards or exposing UTC to excessive risk as determined under the ERM, can lead to reduction or elimination of annual bonus awards, forfeiture of long-term incentive awards and recoupment of compensation realized from prior awards.

■

Post-employment covenants. These arrangements prohibit ELG participants from engaging in activities that are detrimental to UTC by restricting the disclosure of proprietary information, the solicitation of UTC employees and engaging in competitive activities after termination or retirement. Violations are subject to long-term incentive award clawback.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Louis Chênevert	2011	$1,681,250	$4,500,000	$7,932,325	$7,063,760	$1,153,571	$4,793,025	$547,400	$27,671,331
Chairman & Chief	2010	$1,589,583	$4,000,000	$6,852,990	$5,327,280	$1,321,680	$2,586,652	$407,976	$22,086,161
Executive Officer	2009	$1,435,000	$1,700,000	$6,217,560	$7,008,000	$1,280,447	$2,604,046	$256,659	$20,501,712
Gregory Hayes	2011	$716,250	$1,220,000	$2,340,255	$2,084,720	$317,404	$1,060,249	$171,103	$7,909,981
Senior Vice President &	2010	$608,750	$1,050,000	$1,953,496	$1,517,040	$289,323	$493,547	$135,173	$6,047,329
Chief Financial Officer	2009	$575,000	$395,000	$1,988,388	$2,248,000	$262,093	$387,847	$100,419	$5,956,747
Geraud Darnis	2011	$872,784	$1,500,000	$2,007,185	$1,791,240	$732,945	$1,421,615	$153,567	$8,479,336
President & Chief	2010	$840,000	$1,150,000	$1,937,742	$1,508,220	$849,150	$1,666,441	$145,570	$8,097,123
Executive Officer, UTC Climate, Controls & Security	2009	$804,872	$345,000	$2,019,168	$2,280,000	$815,430	$504,695	$110,810	$6,879,975
Alain Bellemare	2011	$606,425	$800,000	$1,726,705	$1,538,240	$142,260	$774,577	$119,256	$5,707,463
President & Chief Operating Officer, UTC Propulsion & Aerospace Systems
Didier Michaud-Daniel	2011	$597,500	$710,000	$1,814,355	$1,619,200	$111,452	$186,915	$156,588	$5,196,010
President, Otis Elevator(7)	2010	$535,000	$705,000	$1,937,742	$1,508,220	$144,623	$211,534	$173,829	$5,215,948

(1)	Bonuses are provided under the Annual Executive Incentive Compensation Plan. The Committee determines annual bonuses on the basis of earnings, free cash flow performance and discretionary factors relevant to the assessment of 2011 performance, as discussed in the CD&A beginning on page 19.

(2)	Amounts in this column reflect the grant date fair value of Performance Share Units (“PSUs”), calculated in accordance with the Compensation – Stock Compensation Topic 718 of the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC Topic 718”), but excluding the effect of estimated forfeitures. The assumptions made in the valuation of these awards are set forth in Note 11, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2011 Annual Report on Form 10-K (available at http://www.utc.com/Investor+Relations/SEC+Filings). The PSU awards are discussed in the CD&A and in footnote (2) to the Grants of Plan-Based Awards table on page 38 of this Proxy Statement. The grant date fair values of the PSU awards granted for NEOs in 2011, assuming the highest level of performance is achieved, are as follows: Mr. Chênevert, $11,260,010; Mr. Hayes, $3,322,014; Mr. Darnis, $2,849,218; Mr. Bellemare, $2,451,074 and Mr. Michaud-Daniel, $2,575,494.

(3)	Amounts in this column reflect the grant date fair value of Stock Appreciation Rights (“SARs”), calculated in accordance with FASB ASC Topic 718, but excluding the effect of estimated forfeitures. The assumptions made in the valuation of these awards are set forth in Note 11, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2011 Annual Report on Form 10-K.

(4)	Under the Continuous Improvement Incentive Program (“CIIP”), a prior cash-based, long-term incentive program, an executive was entitled to earn, depending on the extent to which a pre-established, three-year performance period target was achieved, the right to receive for up to seven years quarterly cash payments equal to the dividend paid on a number of shares of UTC Common Stock underlying certain stock option awards. The last CIIP awards were made in 2005. The amounts in this column consist of quarterly cash payments received in 2011 pursuant to CIIP awards earned in prior years.

(5)	Amounts in this column reflect the increase during 2011 in the actuarial present value of the executive’s accumulated benefit under UTC’s defined benefit plans. Actuarial value computations are based on the assumptions established in accordance with the Compensation – Retirement Benefits Topic 715 of the FASB ASC (“FASB ASC Topic 715”) and discussed in Note 11, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2011 Annual Report on Form 10-K. UTC does not provide above-market rates of return (defined by SEC rules as a rate that exceeds 120% of the federal long-term rate) under its Deferred Compensation Plan. However, above-market interest is provided under a frozen Sundstrand Corporation Deferred Compensation Plan, assumed by UTC upon the acquisition of Sundstrand in 1999. Mr. Hayes accrued $8,983 in above-market earnings under this plan in 2011.

(6)	All Other Compensation amounts in the Summary Compensation table for 2011 consist of the following items:

Name	Year	Personal Use of Corporate Aircraft(a)	Leased Vehicle Payments(b)	Cash Flexible Perquisite Allowances(c)	Insurance Premiums(d)	401(k) Company Match	UTC SRP Match(e)	Miscellaneous(f)	Total
L. Chênevert	2011	$118,188	$36,007	$48,056	$135,452	$8,820	$195,705	$5,172	$547,400
G. Hayes	2011	$0	$22,597	$13,216	$65,893	$8,820	$54,765	$5,812	$171,103
G. Darnis	2011	$0	$37,330	$6,295	$57,963	$8,820	$40,158	$3,001	$153,567
A. Bellemare	2011	$0	$23,524	$7,164	$34,700	$8,820	$32,785	$12,263	$119,256
D. Michaud-Daniel	2011	$0	$20,827	$9,048	$33,139	$8,820	$38,070	$46,684	$156,588

(a)	The Chairman & Chief Executive Officer uses corporate aircraft for personal travel, in accordance with UTC’s security policy and policies adopted by the Committee. Amounts in this column reflect incremental variable operating costs incurred in connection with personal travel. Variable operating costs include fuel, calculated on the basis of aircraft-specific average consumption rates and fleet average fuel costs, fleet average landing and handling fees, additional crew lodging and meal allowances, catering and where applicable, hourly maintenance contract charges. Because fleet-wide aircraft utilization is primarily for business purposes, capital and other fixed expenditures are not treated as variable operating costs relative to personal use. Mr. Chênevert’s personal aircraft amounts include $5,848 for travel to outside Board meetings.

(b)	Consists of annual leased vehicle depreciation and interest costs paid from the executive’s ELG flexible perquisite allowance (see footnote (c) below).

(c)	This column shows the amount of cash available to the executive under the annual ELG perquisite allowance (which equals 5% of base salary) after deducting the amount shown in the Leased Vehicle Payments column.

(d)	Reflects the premium paid on behalf of the executive under the ELG life insurance program. Under this program, UTC pays the premiums on a permanent cash value life insurance contract owned by the executive under which the executive receives a life insurance benefit equal to three times his or her projected base salary at age 62. If vested (age 55 or older with five years of service as an ELG member), the executive receives a post-retirement life insurance benefit equal to two times base salary.

(e)	Reflects amounts credited under the UTC Savings Restoration Plan (“SRP”). The SRP provides a benefit in an amount equal to the UTC matching contribution that the executive would have received under the terms of the UTC 401(k) plan but for IRC limits. Details of the SRP are provided under the Nonqualified Deferred Compensation table on page 43 of this Proxy Statement.

(f)	Consists of additional vehicle-related costs and other incidental benefits. The amount shown for Mr. Bellemare includes the following benefits: (i) $9,735 property tax, title and registration fees, vehicle maintenance and fuel costs associated with his executive leased vehicle; (ii) $2,314 executive annual physical; and (iii) a $214 gift. The amount shown for Mr. Michaud-Daniel includes the following benefits provided in 2011 relating to his relocation from the U.K. in 2008: (i) $11,500 relocation cash payment; and (ii) $8,250 for tax transition services. Mr. Michaud-Daniel also received: (i) $24,775 credited dividend equivalents related to his non-vested ELG RSU retention award; (ii) $1,800 in property tax, title and registration fees, vehicle maintenance and fuel costs associated with his executive leased vehicle; (iii) a $214 gift; and (iv) $145 paid in connection with an executive annual physical.

(7)	Mr. Michaud-Daniel resigned from his employment effective as of February 15, 2012.

Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards($)(4)
		Approval Date(1)	Thre- shold ($)	Target ($)	Maxi- mum ($)	Thre- shold (#)	Target (#)	Maxi- mum (#)
L. Chênevert	1/3/2011	12/8/2010	—	—	—	0	90,500	181,000	—	—	—	$7,932,325
	1/3/2011	12/8/2010	—	—	—	—	—	—	—	349,000	$78.99	$7,063,760
G. Hayes	1/3/2011	12/8/2010	—	—	—	0	26,700	53,400	—	—	—	$2,340,255
	1/3/2011	12/8/2010	—	—	—	—	—	—	—	103,000	$78.99	$2,084,720
G. Darnis	1/3/2011	12/8/2010	—	—	—	0	22,900	45,800	—	—	—	$2,007,185
	1/3/2011	12/8/2010	—	—	—	—	—	—	—	88,500	$78.99	$1,791,240
A. Bellemare	1/3/2011	12/8/2010	—	—	—	0	19,700	39,400	—	—	—	$1,726,705
	1/3/2011	12/8/2010	—	—	—	—	—	—	—	76,000	$78.99	$1,538,240
D. Michaud-Daniel	1/3/2011	12/8/2010	—	—	—	0	20,700	41,400	—	—	—	$1,814,355
	1/3/2011	12/8/2010	—	—	—	—	—	—	—	80,000	$78.99	$1,619,200

(1)	The Committee approves annual long-term incentive awards for the following year at its December meeting. The Committee specifies an award effective date as of the first business day of the calendar year to coincide with calendar year-based performance measurement periods.

(2)

Consists of PSUs that are subject to vesting based on three-year performance targets. Each PSU corresponds to one share of UTC Common Stock. As discussed in the CD&A, 50% of PSUs are subject to vesting depending on the extent to which an EPS growth target is achieved each year and 50% are subject to vesting depending on the extent to which a three-year cumulative, relative TSR target is achieved. The vesting range is between 0% and 200% of the target vesting level. Unvested PSUs do not receive dividend equivalent payments. PSUs are forfeited upon termination of employment before the end of the three-year performance cycle, except in the case of retirement and disability. PSUs held for at least one-year as of the date of retirement or disability remain eligible to vest at the end of the three-year performance cycle. Vested PSUs are converted to unrestricted shares of UTC Common Stock which are issued to the executive following Committee review and approval of performance achievement levels. Vesting on the portion of the award contingent upon 2011 EPS growth requires performance above 7%. No vesting occurs on the portion of the award contingent upon TSR if UTC’s TSR relative to the S&P 500 is at or below the 37.5th percentile. Accelerated vesting occurs only upon death or a termination of employment following a change-in-control.

(3)	Consists of SARs with an exercise price equal to the NYSE closing price of UTC Common Stock on the date of grant and a ten-year term. SARs become exercisable after three-years of service from the grant date or, if earlier, upon retirement (provided that the SARs have been held for at least one-year from the grant date) or death. SARs do not receive dividend equivalent payments.

(4)	Reflects the grant date fair value of the target level of the PSU awards described in footnote (2) above and the grant date fair value of the SARs described in footnote (3) above, in each case calculated in accordance with the FASB ASC Topic 718, but excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
L. Chênevert	—		349,000	(7)	—	$78.99	1/2/2021	—	—	105,885	(7)	$7,739,135
	—		302,000	(8)	—	$71.63	1/3/2020	—	—	115,710	(8)	$8,457,244
	—		438,000	(9)	—	$54.95	1/1/2019	—	—	51,510	(9)	$3,764,866
	180,000	(10)	180,000	(10)	—	$70.81	4/8/2018	—	—	—		—
	217,000		—		—	$75.21	1/1/2018	—	—	—		—
	174,500		—		—	$62.81	1/2/2017	—	—	—		—
	400,000		—		—	$57.84	3/7/2016	—	—	—		—
	101,500		—		—	$56.53	1/2/2016	—	—	—		—
	151,000		—		—	$51.50	1/2/2015	—	—	—		—
	140,000		—		—	$46.76	1/8/2014	—	—	—		—
	170,000		—		—	$31.71	1/1/2013	—	—	—		—
G. Hayes	—		103,000	(7)	—	$78.99	1/2/2021	—	—	31,239	(7)	$2,283,259
	—		86,000	(8)	—	$71.63	1/3/2020	—	—	32,984	(8)	$2,410,801
	—		140,500	(9)	—	$54.95	1/1/2019	—	—	16,473	(9)	$1,204,012
	45,000	(10)	45,000	(10)	—	$70.81	4/8/2018	—	—	—		—
	54,500		—		—	$75.21	1/1/2018	—	—	—		—
	55,500		—		—	$62.81	1/2/2017	—	—	—		—
	50,000		—		—	$57.84	3/7/2016	—	—	—		—
	46,500		—		—	$56.53	1/2/2016	—	—	—		—
	76,000		—		—	$51.50	1/2/2015	—	—	—		—
	21,400		—		—	$46.76	1/8/2014	—	—	—		—
G. Darnis	—		88,500	(7)	—	$78.99	1/2/2021	—	—	26,793	(7)	$1,958,300
	—		85,500	(8)	—	$71.63	1/3/2020	—	—	32,718	(8)	$2,391,359
	—		142,500	(9)	—	$54.95	1/1/2019	—	—	16,728	(9)	$1,222,650
	60,000	(10)	60,000	(10)	—	$70.81	4/8/2018	—	—	—		—
	95,000		—		—	$75.21	1/1/2018	—	—	—		—
	102,000		—		—	$62.81	1/2/2017	—	—	—		—
	200,000		—		—	$57.84	3/7/2016	—	—	—		—
	101,500		—		—	$56.53	1/2/2016	—	—	—		—
	151,000		—		—	$51.50	1/2/2015	—	—	—		—
	140,000		—		—	$46.76	1/8/2014	—	—	—		—
	30,000		—		—	$31.71	1/1/2013	—	—	—		—

Outstanding Equity Awards at Fiscal Year-End (continued)

Name	Option Awards(1)						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
A. Bellemare	—	76,000	(7)	—	$78.99	1/2/2021	—		—	23,049	(7)	$1,684,651
	—	80,500	(8)	—	$71.63	1/3/2020	—		—	30,856	(8)	$2,255,265
	—	79,000	(9)	—	$54.95	1/1/2019	—		—	9,282	(9)	$678,421
	38,000	—		—	$75.21	1/1/2018	—		—	—		—
	32,000	—		—	$62.81	1/2/2017	—		—	—		—
	27,500	—		—	$56.53	1/2/2016	—		—	—		—
	32,000	—		—	$51.50	1/2/2015	—		—	—		—
	10,000	—		—	$46.76	1/8/2014	—		—	—		—
D. Michaud-Daniel	—	80,000	(7)	—	$78.99	1/2/2021	—		—	24,219	(7)	$1,770,167
	—	85,500	(8)	—	$71.63	1/3/2020	—		—	32,718	(8)	$2,391,359
	—	79,000	(9)	—	$54.95	1/1/2019	—		—	9,282	(9)	$678,421
	—	—		—	—	—	13,490	(11)	$986,005	—		—
	15,600	—		—	$75.21	1/1/2018	—		—	—		—
	15,300	—		—	$62.81	1/2/2017	—		—	—		—
	17,400	—		—	$56.53	1/2/2016	—		—	—		—
	20,700	—		—	$51.50	1/2/2015	—		—	—		—
	21,600	—		—	$46.76	1/8/2014	—		—	—		—

(1)	Under the LTIP, approved by shareowners in 2005, and amended in 2008 and 2011, SARs have been granted since 2006 instead of nonqualified stock options. Stock options were utilized prior to 2006. Accordingly, awards under the heading “Option Awards” with an expiration date before 2016 are stock options and awards with an expiration date in 2016 or later are SARs.

(2)	The exercise price of each stock option and SAR is the NYSE closing price of a share of UTC Common Stock on the grant date.

(3)	Executives who joined the ELG after December 2005 receive an ELG RSU retention award with a value as of the date of the grant equal to two times base salary. These RSUs receive dividend equivalent credits whenever a dividend on UTC Common Stock is paid which are converted into additional RSUs. The number of RSUs shown in this column consists of the number of RSUs originally granted to the executive, plus additional RSUs accrued in connection with dividend equivalent credits.

(4)	Amounts in this column are calculated by multiplying the number of unvested RSUs in the preceding column by the December 31, 2011 closing price of UTC Common Stock on the NYSE of $73.09.

(5)	Payout levels for PSUs granted in 2011 and 2010 are based on target level TSR and EPS performance, except for actual EPS performance in 2011 and 2010. Actual payout vesting levels are shown for PSUs granted in 2009. Payouts for 2011 and 2010 PSUs will be based on actual performance. PSUs are described in the CD&A and footnote (2) to the Grants of Plan-Based Awards table on page 38. PSUs vest following a three-year performance cycle to the extent targets are achieved.

(6)	Amounts in this column are calculated by multiplying the number of PSUs in the preceding column by the December 31, 2011 closing price of UTC Common Stock on the NYSE of $73.09.

(7)	Reflects SARs and PSUs scheduled to vest on January 3, 2014. PSU vesting is contingent on performance criteria as well as service requirement. Vesting of PSUs is subject to Compensation Committee approval in early 2014.

(8)	Reflects SARs and PSUs scheduled to vest on January 4, 2013. PSU vesting is contingent on performance criteria as well as service requirement. Vesting of PSUs is subject to Compensation Committee approval in early 2013.

(9)	Includes SARs that vested on January 2, 2012. The service vesting condition for PSUs lapsed on January 2, 2012. Following Compensation Committee approval of achievement of performance levels, PSUs vested effective February 6, 2012 at 51% of target.

(10)	50% of SARs vested on April 9, 2011 and the remaining 50% will vest on April 9, 2012.

(11)	Represents an ELG RSU retention award granted on June 2, 2008 that will vest only following continuous service until age 62, with a minimum of three years of ELG service.

Option Exercises and Stock Vested

	Option Awards(1)		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
L. Chênevert	70,000	$3,698,800	44,806	$3,748,470
G. Hayes	—	—	11,266	$942,514
G. Darnis	90,000	$4,297,050	19,608	$1,640,405
A. Bellemare	22,000	$867,492	7,912	$661,918
D. Michaud-Daniel	26,600	$1,345,372	3,225	$269,804

(1)	Information relates to stock option and/or SAR exercises and, with respect to stock awards, vesting of PSUs converted to shares of UTC Common Stock during 2011.

(2)	Calculated by multiplying the number of shares exercised by the difference between the exercise price and the market price of UTC Common Stock on the date of exercise.

(3)	Calculated by multiplying the number of shares vested by the market price of UTC Common Stock on the vesting date.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During 2011 ($)
L. Chênevert	UTC Employee Retirement Plan	15	$621,720	—
	UTC Pension Preservation Plan(2)	19	$13,904,059	—
	Total		$14,525,779	—
G. Hayes	UTC Employee Retirement Plan	22	$597,802	—
	UTC Pension Preservation Plan	22	$2,499,185	—
	Total		$3,096,987	—
G. Darnis	UTC Employee Retirement Plan	28	$911,789	—
	UTC Pension Preservation Plan	28	$5,324,230	—
	Total		$6,236,019	—
A. Bellemare	UTC Employee Retirement Plan	5	$166,690	—
	UTC Pension Preservation Plan	5	$519,149	—
	Pratt & Whitney Canada Pension Plan(3)	10	$1,354,132	—
	Total		$2,039,971	—
D. Michaud-Daniel	UTC Employee Retirement Plan	4	$76,704	—
	UTC Pension Preservation Plan	4	$198,001	—
	Otis France Chapeau Pension Plan(4)	15	$1,624,978	—
	Total		$1,899,683	—

(1)	Calculation of present value reflects the FASB ASC Topic 715 pension expense assumptions described in Note 11, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2011 Annual Report on Form 10-K. Amounts are calculated at the earliest date that a participant can retire without a reduction of benefits due to age.

(2)	Mr. Chênevert’s benefits are determined under the formula applicable to U.S. salaried employees, based on his UTC service from date of hire, offset by benefits payable separately under the Pratt & Whitney Canada Pension plan.

(3)	Consists of amounts accrued under the Pratt & Whitney Canada Pension plan. The benefit formula for this plan is substantially similar to the FAE formula in the UTC Employee Retirement Plan. Benefits are payable as an annuity.

(4)	The Otis France Chapeau Pension plan provides benefits equal to 1% of earnings for each year of service up to a maximum of 15 years. Aggregate benefits payable under the plan and the UTC retirement programs may not exceed 60% of pay. Earnings recognized under this formula are the sum of the three-year final average base pay and annual bonus. Benefits are offset partially by other French social benefits. Employment must continue through age 60 to qualify for benefits.

Retirement benefits are provided through the UTC Employee Retirement Plan and the UTC Pension Preservation Plan (“PPP”), each of which is a defined benefit retirement plan with both a traditional final average earnings (“FAE”) formula and, for newer participants, a cash balance formula. In combination, the plans’ FAE formula provides an annual benefit payment equal to 2% of earnings for each year of service up to a maximum of 20 years, plus 1% of earnings for each year thereafter, minus 1.5% of Social Security benefits for each year of service up to a maximum of 50%. Earnings recognized under this formula consist of the highest average combined annual base salary and bonus calculated over any consecutive five-year period of the executive’s employment. The FAE formula does not include long-term incentive compensation in earnings. Normal retirement age is 65; unreduced retirement benefits are available at age 62 for retirements with at least ten years of service. None of the NEOs qualify for unreduced retirement benefits as of fiscal year-end. Early retirement benefits are available at age 55 with at least ten years of service, reduced by 0.2% for each month by which the early retirement date precedes age 62. Vesting requires three years of service. Benefits for Messrs. Darnis and Hayes include amounts accrued under different formulas of Carrier and Sundstrand predecessor plans, respectively, that have since been merged into UTC retirement plans. Mr. Chênevert accrued benefits under the Pratt & Whitney Canada Pension plan that have been integrated into his PPP accrued benefit. Mr. Michaud-Daniel accrued benefits under the UTC Employee Retirement Plan and the PPP, in accordance with a cash balance formula that credits an amount equal to 8% of pay (base salary plus annual bonus) and interest credited at 4.19% for 2011. He also participated in the Otis France Chapeau Pension plan. Under this plan, benefits equal 1% of final salary accrued each year up to a maximum of 15 years and vest upon retirement at age 60 or later. The Pratt & Whitney Canada Pension plan utilizes the same benefit formula as the FAE formula under the UTC Employee Retirement Plan and the PPP and recognizes Mr. Bellemare’s compensation increases, resulting in additional accrued benefits under this plan. Changes to UTC’s pension program that will take effect in 2015 are discussed in the CD&A at page 25.

The UTC Employee Retirement Plan is a tax-qualified plan subject to Internal Revenue Code provisions that, as of the 2011 fiscal year-end, limit recognized annual compensation to $245,000 and the annual retirement benefit to $195,000. This Plan does not offer a lump-sum distribution option under the FAE formula. However, a lump-sum distribution is available under the cash balance formula. The PPP is an unfunded, nonqualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified UTC Employee Retirement Plan. The PPP restores the benefits not provided under the qualified plan due to the Internal Revenue Code limitations on annual compensation recognition and the annual retirement benefit. Because amounts payable under the PPP are unfunded and unsecured, a lump-sum distribution option is available. Unlike distributions from qualified plans, a PPP lump-sum distribution is immediately fully taxable as ordinary income. To approximate actuarial equivalence to a pension annuity in light of the disparate tax treatment, the lump-sum calculation uses a discount rate equal to the Barclay’s Capital Municipal Bond Index averaged over five years (currently 4%).

Nonqualified Deferred Compensation

Name	Plan	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)(2)	Aggregate earnings in last FY ($)(3)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)(4)
L. Chênevert	UTC DCP	$0	$0	-$29,354	$0	$1,242,583
	UTC SRP	$326,175	$195,705	-$12,611	$0	$716,316
G. Hayes	UTC DCP	$0	$0	$2,635	$0	$853,801
	UTC SRP	$91,275	$54,765	-$5,057	$0	$195,582
G. Darnis	UTC DCP	$662,278	$0	$23,106	$0	$767,465
	UTC SRP	$66,930	$40,158	-$1,712	$0	$179,136
A. Bellemare	UTC DCP	$0	$0	$0	$0	$0
	UTC SRP	$54,641	$32,785	-$5,042	$0	$125,088
D. Michaud-Daniel	UTC DCP	$0	$0	$0	$0	$0
	UTC SRP	$63,450	$38,070	-$5,535	$0	$147,736

(1)	Amounts in this column are included in the Salary and Bonus columns of the Summary Compensation Table.

(2)	Amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.

(3)	Amounts credited or debited reflect returns on the hypothetical investment accounts described below. Amounts credited do not constitute above-market earnings except for $8,983 credited to Mr. Hayes under a frozen Sundstrand Corporation Deferred Compensation Plan.

(4)	Amounts in this column include deferrals by the executive in current and prior years less withdrawals. Total amounts deferred in prior years equal $512,355, $501,407, $116,130, $16,812 and $17,400 for Messrs. Chênevert, Hayes, Darnis, Bellemare and Michaud-Daniel, respectively.

The UTC Deferred Compensation Plan (“DCP”) offers a participant the opportunity to defer up to 50% of annual base salary and up to 70% of annual bonus. The minimum deferral period is five years. Distribution options are a lump-sum payment or annual installments for between two and 15 years. If a participant terminates prior to retirement eligibility, all balances are paid as a lump-sum in April following termination. Amounts deferred can be allocated to one of the hypothetical investment accounts described below.

The UTC Savings Restoration Plan (“SRP”), is a nonqualified, unfunded deferred compensation arrangement that offers participants the opportunity to defer up to 6% of pay (base salary and bonus) above the annual IRC compensation limit ($245,000 in 2011) applicable to the UTC tax-qualified 401(k) plan. Under the SRP, UTC will make matching deferrals equal to 60% of the amount deferred by the executive in the form of UTC deferred stock units. Participants are vested in their own deferrals and vest in the UTC match after three years of service. Amounts credited under the SRP may be distributed in a lump-sum payment or annual installments between two and 15 years. Employee deferrals are distributed in cash and Company matching amounts are distributed in shares of UTC Common Stock. Amounts deferred by the employee may be allocated to one of the hypothetical investment accounts described below.

The DCP and SRP offer the following hypothetical investment accounts: (i) a fixed rate account credited with interest equal to the average yield on a ten-year Treasury Note during the first ten months of the preceding calendar year, plus 1%, but not to exceed 120% of the IRS Applicable Federal Rate (3.984% for 2011); (ii) Income Fund (3.87% for 2011); (iii) Equity Fund – S&P 500 (1.99% for 2011); (iv) Government / Credit Bond Fund (7.91% for 2011); (v) Small Company Stock Fund (-4.16% for 2011); (vi) International Equity Fund (-12.34% for 2011); (vii) Emerging Markets Equity Fund (-18.85% for 2011); (viii) the return on UTC Common Stock with dividend reinvestment (-4.59% for 2011); and (ix) age-specific target retirement date funds (none of the NEOs participate in these funds).

Potential Payments on Termination or Change-in-Control

As described in the CD&A, the NEOs are eligible for a severance benefit of 2.5 times base salary, and a severance benefit equal to 2.99 times the sum of base salary plus target bonus in the event of a change-in-control.

This table provides information concerning the value of payments and benefits that each of the NEOs would have been entitled to receive had employment terminated on December 31, 2011, under various circumstances. Under UTC’s programs, benefit eligibility and the value of benefits an executive is entitled to receive vary depending on the reason for termination and whether the executive is eligible for retirement as of the termination date.

Payment Type	L. Chênevert	G. Hayes	G. Darnis	A. Bellemare	D. Michaud- Daniel
Termination—Involuntary (For Cause)
Cash Payment(1)	$0	$0	$0	$0	$0
Pension Benefit(2)	$19,402,314	$3,423,752	$7,429,947	$2,357,215	$218,040
Option/SAR Value(3)	$0	$0	$0	$0	$0
PSU Value(4)	$0	$0	$0	$0	$0
Dividend Equivalents(5)	$0	$0	$0	$0	$0

Sub-Total	$19,402,314	$3,423,752	$7,429,947	$2,357,215	$218,040

Less: Vested Pension	($19,402,314)	($3,423,752)	($7,429,947)	($2,357,215)	($218,040)

Amount Triggered due to Termination	$0	$0	$0	$0	$0
Voluntary
Cash Payment(1)	$0	$0	$0	$0	$0
Pension Benefit(2)	$19,402,314	$3,423,752	$7,429,947	$2,357,215	$218,040
Option/SAR Value(3)	$32,352,230	$7,084,212	$16,813,670	$3,289,130	$3,018,959
PSU Value(4)	$12,222,110	$3,614,812	$3,614,008	$2,933,686	$3,069,780
Dividend Equivalents(5)	$0	$0	$0	$0	$0

Sub-Total	$63,976,654	$14,122,776	$27,857,625	$8,580,031	$6,306,779

Less: Vested Pension and Equity	($63,976,654)	($14,122,776)	($27,857,625)	($8,580,031)	($6,306,779)

Amount Triggered due to Termination	$0	$0	$0	$0	$0
Termination—Involuntary (Not For Cause)
Cash Payment(1)	$4,250,000	$2,000,000	$2,250,000	$1,687,500	$1,525,000
Pension Benefit(2)	$19,402,314	$3,423,752	$7,429,947	$2,357,215	$218,040
Option/SAR Value(3)	$32,352,230	$7,084,212	$16,813,670	$3,289,130	$3,018,959
PSU Value(4)	$12,222,110	$3,614,812	$3,614,008	$2,933,686	$3,069,780
Dividend Equivalents(5)	$0	$0	$0	$0	$0

Sub-Total	$68,226,654	$16,122,776	$30,107,625	$10,267,531	$7,831,779

Less: Vested Pension and Equity	($63,976,654)	($14,122,776)	($27,857,625)	($8,580,031)	($6,306,779)

Amount Triggered due to Termination	$4,250,000	$2,000,000	$2,250,000	$1,687,500	$1,525,000
Termination—Change-in-Control(6)
Cash Payment(7)	$13,215,800	$4,544,800	$5,112,900	$3,834,675	$3,465,410
Pension Benefit(2)	$19,402,314	$3,423,752	$7,429,947	$2,357,215	$218,040
Option/SAR Value(8)	$32,762,630	$7,186,812	$16,950,470	$3,289,130	$3,018,959
PSU Value(8)	$19,961,244	$5,898,071	$5,572,309	$4,618,338	$4,839,947
Dividend Equivalents(5)	$2,857,134	$1,019,911	$2,262,685	$439,519	$335,531

Sub-Total	$88,199,122	$22,073,346	$37,328,311	$14,538,877	$11,877,887

Less: Vested Pension, Equity and Dividend Equivalents	($63,976,654)	($14,122,776)	($27,857,625)	($8,580,031)	($6,306,779)

Amount Triggered due to Termination	$24,222,468	$7,950,570	$9,470,686	$5,958,846	$5,571,108

(1)

Amounts shown are payable under the ELG separation arrangement. The ELG separation benefit is a cash payment equal to 2.5 times base salary and is provided in the event of a mutually agreeable separation. A mutually agreeable separation occurs when: (i) the ELG participant’s position with UTC has been eliminated or diminished by a divestiture, restructuring, shift in priorities or similar event; or (ii) the executive retires at age 62 or older. Mr. Michaud-Daniel is not eligible for a separation benefit in the event of retirement after age 62 and will instead vest in his ELG RSU retention award, as discussed in footnote (3) to the Outstanding Equity Awards at Fiscal Year-End table. Voluntary terminations prior to age 62 or terminations related to misconduct do not qualify as mutually agreeable.

Receipt of the ELG separation benefit is contingent upon execution of an agreement with UTC containing the following covenants made by the executive for the protection of UTC: (i) three-year non-compete; (ii) three-year employee non-solicitation; (iii) non-disparagement; (iv) protection of confidential, sensitive and proprietary information; and (v) post-termination cooperation obligations. The ELG separation benefit is not treated as compensation for purposes of determining benefits under the UTC’s pension plans or any other benefit program. This benefit is payable as a lump-sum. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A. Benefit plan participation and fringe benefits are not continued following termination under the ELG separation arrangement.

(2)	Pension benefits under the standard retirement benefit formula that exceed Internal Revenue Code limits for tax-qualified plans may be paid as a lump-sum. Amounts in this column reflect the estimated lump-sum payment of the nonqualified portion of the retirement benefit, assuming retirement or termination on December 31, 2011, payable as of such date or attainment of age 55. Mr. Bellemare’s pension benefit also includes amounts attributable to his Pratt & Whitney Canada Executive Employees’ registered and supplemental pension plans.

(3)	The vesting of outstanding SARs is accelerated in the event of a voluntary termination or an involuntary (not for cause) termination after attaining retirement age (i.e., 55 plus 10 years of service) or satisfying the rule of 65 (i.e., age 50 plus 15 years of service) provided that the awards have been outstanding for at least one year. Accelerated vesting will not, however, occur for the SARs granted on April 9, 2008. All values are based on the December 31, 2011 closing price of UTC Common Stock on the NYSE of $73.09. In the event of an involuntary termination for cause, outstanding stock options and SARs will be terminated.

(4)	In the event of a voluntary termination or an involuntary not for cause termination following attainment of retirement age or satisfying the rule of 65, PSUs held for at least one year remain eligible to vest following completion of the performance period if, and to the extent, the performance targets are achieved. Values shown reflect the December 31, 2011 year-end Common Stock closing price on the NYSE of $73.09. Amounts shown reflect the current most probable vesting based on actual 2011 and 2010 EPS performance and the actual payout level for the 2009 PSU grant. In the event of an involuntary termination for cause, outstanding PSUs are subject to forfeiture.

(5)	Dividend equivalents (“DEs”) were earned under the terms of UTC’s Continuous Improvement Incentive Program (“CIIP”), a performance-based long-term incentive plan, as in effect prior to 2006. Each DE, until it expires, entitles the holder to a cash payment equal to the dividend paid on one share of UTC Common Stock. All outstanding DEs are fully vested; however, DEs are subject to forfeiture upon involuntary termination for cause. In the event of a change-in-control, all future DE payments are accelerated and paid in a lump-sum at the time of the change-in-control (based on the dividend rate in effect at the time of the change-in-control). Amounts shown in “Termination – Change-in-Control” equal the current dividend rate multiplied by the number of quarterly dividend payments between the assumed change-in-control date (December 31, 2011) and the DE award expiration date, discounted using 120% of the Applicable Federal Rate as of December 31, 2011.

(6)

This table includes estimated amounts payable as a result of a termination of employment following a change-in-control. Change-in-control benefits are provided in accordance with the Senior Executive Severance Plan (“SESP”). Amounts shown reflect the recent benefit reductions to the program, as discussed in the CD&A. Acquisition of 20% of UTC’s voting securities by a person or a group or a change in the majority of the Board of Directors constitutes a change-in-control. Executives are eligible for the SESP benefits in the event of a change-in-control and a subsequent involuntary termination or resignation for “good reason” (i.e., a material adverse change in the executive’s position, compensation, benefits or work location). Receipt of SESP benefits is subject to an ongoing obligation to protect confidential Company information. An executive may receive the greater of SESP or ELG separation benefits (as described in footnote (1) above), but not both. SESP benefits are reduced by 1/36th for each month that termination occurs after age 62, and accordingly are completely phased out at age 65.

(7)	Reflects a lump-sum cash payment under the SESP in an amount equal to 2.99 times the sum of the executive’s base salary and target bonus.

(8)	In the event of termination following a change-in-control, the SESP provides for the accelerated vesting of all outstanding SARs and PSUs (including SARs and PSUs outstanding for less than one year and the April 9, 2008 SAR grant). Values shown are based on the December 31, 2011 year-end UTC Common Stock closing price on the NYSE of $73.09. PSU values reflect vesting at target except where actual performance is known as of December 31, 2011.

Director Compensation

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Louis R. Chênevert	$0	$0	$0	$0	$0	$0		$0
John V. Faraci	$0	$280,000	$0	$0	$0	$0		$280,000
Jean-Pierre Garnier	$0	$255,000	$0	$0	$0	$0		$255,000
Jamie S. Gorelick	$96,000	$144,000	$0	$0	$0	$0		$240,000
Edward A. Kangas	$5,000	$270,000	$0	$0	$0	$1,731	(4)	$276,731
Ellen J. Kullman	$96,000	$244,000	$0	$0	$0	$1,996	(4)	$341,996
Charles R. Lee	$107,000	$153,000	$0	$0	$0	$0		$260,000
Richard D. McCormick	$5,000	$280,000	$0	$0	$0	$0		$285,000
Harold McGraw III	$0	$240,000	$0	$0	$0	$0		$240,000
Richard B. Myers	$108,000	$162,000	$0	$0	$0	$133	(4)	$270,133
H. Patrick Swygert	$0	$270,000	$0	$0	$0	$16,747	(5)	$286,747
André Villeneuve	$0	$270,000	$0	$0	$0	$0		$270,000
Christine T. Whitman	$102,000	$153,000	$0	$0	$0	$0		$255,000

(1)	Amounts in this column reflect annual retainer fees paid in cash in 2011, as well as cash payments made to Mr. Kangas, Mr. Lee and Mr. McCormick for in-person attendance at a special meeting of the Board during 2011.

(2)	Amounts in this column reflect the grant date fair value of deferred stock unit awards (“DSUs”) credited to the account of the director, including the portion of the director’s annual cash retainer that the director elected to receive in DSUs calculated in accordance with FASB ASC Topic 718. The assumptions made in the valuation of these awards are set forth in Note 11, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2011 Annual Report on Form 10-K (available at http://www.utc.com/Investor+Relations/SEC+Filings). DSUs awarded in 2011 were calculated based on the NYSE closing price of UTC Common Stock on April 13, 2011, the date of the 2011 Annual Meeting. DSUs are credited with dividend equivalents and are payable in stock following retirement. As of December 31, 2011, directors held the following numbers of unvested restricted stock units attributable to their initial $100,000 RSU grant: Mr. Kangas, 833; and Mrs. Kullman, 1,013. As of December 31, 2011, directors held the following numbers of deferred stock units, restricted shares and vested restricted stock units: Mr. Faraci, 26,679; Dr. Garnier, 61,627; Ms. Gorelick, 35,403; Mr. Kangas, 17,289; Mrs. Kullman, 2,027; Mr. Lee, 56,660; Mr. McCormick, 54,724; Mr. McGraw, 34,536; Gen. Myers, 17,189; Mr. Swygert, 42,369; Mr. Villeneuve, 56,878; and Gov. Whitman, 21,829.

(3)	As of December 31, 2011, directors held the following numbers of outstanding stock options awarded in prior years: Dr. Garnier, 21,000; Ms. Gorelick, 28,400; Mr. Lee, 29,800; Mr. McCormick, 21,000; Mr. McGraw, 13,000; Mr. Villeneuve, 21,000; and Gov. Whitman, 13,000.

(4)	The value of dividend equivalents credited on unvested restricted stock units.

(5)	This amount includes a $16,533 premium payment on a life insurance policy used to fund Mr. Swygert’s participation in the Directors’ Charitable Gift Program and $214 for a miscellaneous gift.

In 2011, directors’ annual cash retainer and deferred stock unit values were as follows:

Non-Employee Director’s Compensation
Element	Lead Director	Audit Committee Chair	Committee Chair	Audit Committee Member	Base Amount
Cash Retainer	$112,000	$112,000	$102,000	$108,000	$96,000
Deferred Stock Units	$168,000	$168,000	$153,000	$162,000	$144,000
Total	$280,000	$280,000	$255,000	$270,000	$240,000

UTC’s share ownership requirements for non-employee directors increased in 2011 from $300,000 to five times the base annual cash retainer. Directors may elect to receive the annual cash retainer entirely in deferred stock units that are considered Common Stock equivalents for purposes of this share ownership requirement. The director fees will not be increased in the event a director serves multiple roles. The director’s annual cash retainer and annual deferred stock unit award will be based on the amount that would be paid for the highest applicable fee level. Directors do not receive additional compensation for attending regularly scheduled Board and Committee meetings. However, they do earn $5,000 for each special meeting they attend in person. In 2011, Messrs. Kangas, Lee and McCormick attended in person, a special meeting of the Board.

When UTC pays a dividend on Common Stock, each director’s deferred stock unit balance is credited with additional deferred stock units having a value equal to the dividend paid on the corresponding number of shares of Common Stock. Following termination of a director’s service, the number of deferred stock units are converted into shares of Common Stock and distributed to the director. At the election of the director, this distribution may be made in installments over a ten or fifteen year period. Non-employee directors receive a one-time $100,000 restricted stock unit award when first elected to the Board. This award vests ratably over five years and is distributed to the director in stock upon retirement, termination or death. Restricted stock units receive dividend equivalents in the form of additional restricted stock units.

UTC maintains a charitable gift program for directors elected prior to 2003, funded by life insurance on the lives of the participating directors. Directors elected after February 2003 are not eligible to participate in this program. Under this program, UTC will make charitable contributions totaling up to $1 million following the death of a director, allocated among up to four charities recommended by the director. Beneficiaries must be tax-exempt organizations under Section 501(c)(3) of the IRC. Donations are expected to be deductible by UTC from taxable income for federal and other income tax purposes. Directors derive no financial benefit from the program since all insurance proceeds and tax deductions accrue solely to UTC.

Report of the Audit Committee

The Audit Committee reviews and makes recommendations to the Board of Directors concerning the reliability and integrity of UTC’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with UTC’s policies and procedures, Code of Ethics and applicable laws and regulations. The Committee annually nominates UTC’s Independent Auditor for appointment by the shareowners, and evaluates the independence, qualifications and performance of UTC’s internal and independent auditors. The Committee also discusses with management UTC’s policies and procedures regarding risk assessment and risk management, the Company’s major financial risk exposures and the steps management has taken to monitor and manage such exposures to be within the Company’s risk tolerance. The Committee establishes procedures for and oversees receipt, retention, and treatment of complaints received by UTC regarding accounting, internal control or auditing matters; and the confidential, anonymous submission by UTC employees of concerns regarding questionable accounting or auditing matters.

The Committee has reviewed and discussed with management and UTC’s Independent Auditor UTC’s audited financial statements as of and for the year ended December 31, 2011, as well as the representations of management and the Independent Auditor’s opinion thereon regarding UTC’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. The Committee discussed with UTC’s internal and Independent Auditors the overall scope and plans for their respective audits. The Committee met with the internal and Independent Auditors, with and without management present, to discuss the results of their examinations, the evaluation of UTC’s internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of UTC’s financial reporting. The Committee has discussed with UTC’s Independent Auditor the matters required by Statement on Auditing Standards, No. 61 Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has also discussed with UTC’s Independent Auditor their independence from UTC and its management, including the written disclosures and letter from UTC’s Independent Auditor required by the Public Company Accounting Oversight Board’s Rule 3526, Communication with Audit Committees Concerning Independence, as approved by the SEC.

UTC’s Independent Auditor represented to the Committee that UTC’s audited financial statements were prepared in accordance with generally accepted accounting principles in the United States of America.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in UTC’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The Committee nominates the firm of PricewaterhouseCoopers LLP for appointment by the shareowners as UTC’s Independent Auditor for 2012.

Audit Committee

John V. Faraci, Chair	Richard B. Myers
Edward A. Kangas	H. Patrick Swygert
Richard D. McCormick	André Villeneuve

PROPOSAL 2: APPOINTMENT OF A FIRM OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS TO SERVE AS INDEPENDENT AUDITOR FOR 2012

PricewaterhouseCoopers LLP served as UTC’s independent registered public accounting firm in 2011. The Audit Committee has nominated the firm of PricewaterhouseCoopers LLP to serve as Independent Auditor for UTC until the next Annual Meeting in 2013. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners. UTC paid the following fees to PricewaterhouseCoopers LLP for 2011 and 2010:

(In thousands)	2011	2010
Audit Fees	$34,425	$33,802
Audit-Related Fees	$6,208	$4,746
Tax Fees	$10,017	$9,148
All Other Fees	$847	$32
Total	$51,497	$47,728

Audit Fees in both years consisted of fees for the audit of UTC’s consolidated annual financial statements and its internal control over financial reporting, the review of interim financial statements in UTC’s quarterly reports on Form 10-Q and the performance of audits in accordance with statutory requirements.

Audit-Related Fees in both years consisted of fees for financial and tax due diligence assistance related to mergers and acquisition activity, employee benefit plan audits, advice regarding the application of generally accepted accounting principles to proposed transactions, special reports pursuant to agreed-upon procedures, contractually required audits and compliance assessments.

Tax Fees in 2011 consisted of approximately $3,020,000 for U.S. and non-U.S. tax compliance and related planning and assistance with tax refund claims, and approximately $6,997,000 for tax consulting and advisory services. In 2010, tax fees consisted of approximately $2,827,000 for U.S. and non-U.S. tax compliance and related planning and assistance with tax refund claims, and approximately $6,321,000 for tax consulting and advisory services.

All Other Fees in 2011 consisted of accounting research software, benchmarking, government compliance advisory services, international employee benefits and pension plan advice, insurance claim services and other services. In 2010, all other fees consisted of accounting research software, benchmarking and other services.

The Audit Committee has adopted procedures requiring Committee review and approval in advance of all particular engagements for services provided by UTC’s Independent Auditors. Consistent with applicable laws, the procedures permit limited amounts of services, other than audit, review or attest services, to be approved by one or more members of the Committee pursuant to authority delegated by the Committee, provided the Committee subsequently is informed of each particular service approved by delegation. All of the engagements and fees for 2011 and 2010 were approved by the Committee. The Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services to be provided are compatible with maintaining the auditors’ independence. The Board has also adopted the policy that fees paid to the Independent Auditor for non-audit services in any year shall not exceed the fees paid for audit and audit-related services during the year. Non-audit services are limited to the fees described above as included in the Tax Fees and All Other Services categories.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by the compensation disclosure rules of the Securities and Exchange Commission, the Board requests your advisory vote to approve the compensation of UTC’s Named Executive Officers based on the Compensation Discussion and Analysis (“CD&A”), the compensation tables and the related information on pages 19 to 47 of this Proxy Statement. In accordance with the SEC’s compensation disclosure rules, your vote is advisory and, therefore, will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future executive compensation decisions.

UTC’s Board Committee on Compensation and Executive Development reviews the design of UTC’s executive compensation programs on an ongoing basis. UTC’s objective, and that of the Board, is to closely align incentive compensation opportunities with the long-term interests of shareowners. For senior leadership, performance contingent stock-based compensation comprises the substantial majority of total compensation. Long-term incentive compensation is realized on the basis of performance metrics that link directly to sustainable performance and long-term shareowner value. Relevant benchmarking is conducted to assure that overall compensation levels and opportunities align effectively with competitive market practices. Details of performance metrics and benchmarking can be found in the CD&A on pages 19 to 35 of this Proxy Statement.

The design and operation of an executive compensation program for a large, complex, global enterprise such as UTC necessarily involves multiple objectives and constraints. The Board believes that UTC’s executive compensation programs have been effective in enabling the attraction and retention of senior business leaders with the requisite talent and skills to drive UTC’s financial and operational performance. As further described on pages 19 to 35 of this Proxy Statement, UTC’s executive compensation programs are based on the following core principles:

■

Competitiveness: Total compensation should be sufficiently competitive to attract, retain and motivate a leadership team capable of maximizing UTC’s performance. Each element should be benchmarked relative to peers.

■	Pay for performance: A substantial portion of compensation should be variable, contingent and directly linked to individual and Company or business unit performance.

■	Long-term focus: Long-term stock-based, compensation should comprise the most significant compensation opportunity for UTC’s most senior executives.

■

Shareowner alignment: Long-term incentives should align the interests of executives with the long-term interests of UTC’s shareowners through stock-based compensation and performance metrics that correlate with shareowner value.

■

Balance: The portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial and strategic business results. Long-term stock-based compensation opportunities should significantly outweigh short-term cash-based opportunities. Annual objectives should be compatible with sustainable long-term performance.

■

Responsibility: UTC’s compensation program integrates ethical, environmental, health and safety objectives. Financial and operating performance must not compromise these values. The Committee expects complete commitment to ethical and corporate responsibility, which is a fundamental belief underlying all aspects of the program from setting targets to conducting annual performance assessments.

2011 was a very successful year for UTC despite challenging economic conditions globally. UTC generated record-breaking earnings per share of $5.49 for 2011, a 16% increase from the prior year. UTC’s total return to shareowners over the five- and ten-year periods ending December 31, 2011 equaled 31% and 175%, respectively, well in excess of results for the S&P 500 and Dow Jones Industrial indices for the corresponding periods. When compared to the Capital Goods industry sector, of which UTC is a component, UTC’s total shareowner return consistently outperformed the sector over the past ten years. The Board believes that the executive compensation program plays a key role in driving this performance. At last year’s Annual Meeting, UTC’s executive compensation program received a 98% approval vote in the annual advisory vote by shareowners.

The Board encourages shareowners to read the CD&A on pages 19 to 35 of this Proxy Statement to review the correlation between compensation and performance. The CD&A also reviews executive compensation program changes designed to enhance corporate governance and shareowner alignment objectives.

The Board remains committed to robust corporate governance practices and shares the interest of shareowners in maintaining effective, performance-based executive compensation programs at UTC. The Board believes that UTC’s executive compensation programs have a proven record of effectively driving superior levels of financial performance, alignment of pay with performance, high ethical standards and attraction and retention of highly talented executives.

Accordingly, the Board recommends that shareowners vote FOR the following resolution:

“RESOLVED, that the compensation of UTC’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related information disclosed on pages 19 to 47 of this Proxy Statement, is hereby APPROVED on an advisory basis.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOREGOING RESOLUTION TO APPROVE ON AN ADVISORY BASIS THE COMPENSATION OF UTC’S NAMED EXECUTIVE OFFICERS.

ADDITIONAL MEETING INFORMATION

How many shares can vote? As of the record date, 910,162,300 shares of UTC Common Stock were issued and outstanding. Each share of UTC Common Stock outstanding on the record date is entitled to one vote.

What are the quorum requirements for the Annual Meeting? The conduct of business at the Annual Meeting requires the existence of a quorum, which will be satisfied by the presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the outstanding shares.

How many votes are needed for the election of directors at the meeting? Under Section 2.2 of UTC’s Bylaws, in order for a director to be elected a majority of the votes cast with respect to the director’s election must be cast “for” the director. Because Delaware law provides that an incumbent director continues in office until his or her successor has been elected and qualified (or until the director’s earlier removal or resignation) even though a majority of the votes cast were not voted for his or her re-election, UTC has adopted as a provision of its Corporate Governance Guidelines a requirement that any nominee who is an incumbent director and who receives in an uncontested election fewer votes “for” than “against” in respect of his or her election must promptly tender his or her resignation to the Chair of the Committee on Nominations and Governance. The Committee on Nominations and Governance will then review the matter and, taking into consideration all factors it deems relevant, recommend to the Board whether the resignation should be accepted and, if so recommended and the Board accepts the resignation, whether the vacancy created should be filled or the size of the Board should be reduced. The Board will act on the Committee’s recommendation within 90 days after the certification of the election results. The Board’s decision will be disclosed in a Current Report on Form 8-K filed with the SEC.

How many votes are needed for the adoption of other matters submitted to a shareowner vote at the meeting? Proposal 2, the appointment of PricewaterhouseCoopers LLP as Independent Auditor, will be approved if it receives the affirmative vote of a majority of the votes constituting the quorum. Proposal 3, the non-binding, advisory vote to approve the compensation of the Named Executive Officers, will be approved if the votes cast “for” the Proposal exceed the votes cast “against” the Proposal. As provided under the federal securities laws, the approval of Proposal 3 may not be construed as overruling any decision by UTC or the Board, to create or imply any change to the fiduciary duties of UTC or the Board, or to create or imply any additional fiduciary duties for UTC or the Board.

If a shareowner submits a proxy card or voting instructions indicating an abstention from voting on a particular matter, the shareowner’s shares will not be counted as a vote for that matter, but the shares will be included as part of the shares making up the quorum, and accordingly the abstention will have the same practical effect as a vote against the matter insofar as the vote required is a percentage of the quorum. Shares that are the subject of broker non-votes (as described in response to the question “How will the proxy holders vote my shares?” on page 3) with respect to a particular matter will not be counted as a vote for or against the matter, but will be included as part of the shares making up the quorum, and accordingly will likewise have the same practical effect as a vote against the matter. In the case of Proposal 3, neither abstentions nor broker non-votes will have an impact on whether the Proposal is adopted.

Can a proxy be revoked? Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary identifying the proxy being revoked; by following the prompts provided through the telephone and Internet voting facilities for revoking a proxy previously submitted by telephone or via the Internet; by submitting a new proxy card with a later date; or by voting in person at the Annual Meeting.

How will the proxy holders vote on any other business conducted at the Annual Meeting? Although we do not know of any business to be conducted at the Annual Meeting other than the matters described in this Proxy Statement, the return of a duly signed proxy card or the submission of voting instructions by telephone or via the Internet with respect to your shares will confer on the proxy holders discretionary authority to vote your shares (other than shares held in the UTC Employee Savings Plan) in accordance with their judgment on any other such additional matters that may be submitted to a vote of shareowners at the Annual Meeting.

When are shareowner proposals for inclusion in UTC’s Proxy Statement for the 2013 Annual Meeting due? A shareowner who wishes to have a proposal included in UTC’s Proxy Statement for the 2013 Annual Meeting must, in accordance with SEC rules governing shareowner proposals, submit the proposal in writing to the Corporate Secretary for receipt by October 29, 2012, in order to be considered for inclusion.

What is the advance notice deadline for a proposal that a shareowner plans to introduce for submission to a vote of shareowners at the 2013 Annual Meeting? Under Section 1.10 of UTC’s Bylaws, a shareowner who wishes to introduce a proposal to be voted on at UTC’s 2013 Annual Meeting (other than a proposal to be included in the Proxy Statement pursuant to SEC Rule 14a-8) must send advance written notice to the Corporate Secretary for receipt no earlier than December 12, 2012 and no later than January 11, 2013. Such notice must include the information specified by the Bylaws, a copy of which is available at http://www.utc.com/Governance.

What is the advance notice deadline if a shareowner plans to nominate a person for election as a director at the 2013 Annual Meeting? Under Section 1.10 of UTC’s Bylaws, a shareowner who wishes to nominate a person for election as a director at the 2013 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than December 12, 2012 and no later than January 11, 2013. Such notice must include the information, documents and agreements specified by the Bylaws, a copy of which is available at http://www.utc.com/Governance.

How are proxies solicited and how much is this solicitation expected to cost? In addition to the distribution of this Proxy Statement, proxies may be solicited on behalf of the Board of Directors by employees of UTC by mail, email, in person and by telephone. These employees will not receive any additional compensation for these activities. UTC will bear the cost of soliciting proxies and reimburse banks, brokers and other intermediaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial shareowners. Georgeson Inc. has been retained by UTC to assist in the distribution of proxy materials and the solicitation of proxies for a fee of $16,000, plus out-of-pocket expenses.

How can shareowners obtain electronic access to the proxy materials, instead of receiving mailed copies? Holders of shares registered in their name on the records of Computershare may contact Computershare at http://www.computershare.com/us/ecomms to sign up to receive electronic access to the proxy materials for future meetings rather than receiving mailed copies. Shareowners electing electronic access will receive email notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a designated website and instructions on how to vote shares via the Internet. Enrollment for electronic access will be effective for a future annual meeting if submitted at least two weeks prior to the record date for that meeting, and will remain in effect for subsequent years, unless cancelled no later than two weeks prior to the record date for any subsequent annual meeting. Beneficial shareowners also may be able to obtain electronic access to proxy materials by contacting the broker, bank or other intermediary, or by contacting Broadridge at http://enroll.icsdelivery.com/utc.

How can shareowners reduce the number of copies of proxy materials sent to a household? Eligible beneficial shareowners who share a single address may receive a notification that only one copy of the Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials will be sent to that address unless the bank, broker or other intermediary that provided the notification receives contrary instructions from any beneficial shareowner at that address. This practice, known as “householding”, is designed to reduce printing and mailing costs. However, if a beneficial shareowner at such an address wishes to receive a separate Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials this year or in the future, the shareowner may contact the entity that provided the notification. Eligible registered shareowners receiving multiple copies of the Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials can request householding by contacting UTC’s stock registrar and transfer agent, Computershare Trust Company, at 1-800-488-9281. Persons holding shares through a broker, bank or other intermediary can request householding by contacting that entity.

OTHER MATTERS

Corporate Governance Information and Code of Ethics. UTC’s Corporate Governance Guidelines and the charters for each Board Committee are available on UTC’s website: http://www.utc.com/Governance/Board+of+Directors. UTC’s Code of Ethics is available on UTC’s website: http://www.utc.com/Governance. Printed copies will be provided to any shareowner upon request addressed to the Corporate Secretary. The Code of Ethics applies to all directors and employees, including the principal executive, financial and accounting officers. Shareowners and other interested persons may send communications to the Board, the Chairman, the Lead Director or one or more non-management directors by using the contact information provided on UTC’s website under the headings “Governance”, “Board of Directors”, “Contact UTC’s Board.” Shareowners and interested persons also may send communications by letter addressed to the Corporate Secretary at UTC, One Financial Plaza, Hartford, CT 06101 or by contacting the Business Practices Office at 860-728-6485. These communications will be received and reviewed by UTC’s Business Practices Office. The receipt of concerns about UTC’s accounting, internal controls, auditing matters or business practices will be reported to the Audit Committee. The receipt of other concerns will be reported to the appropriate Committee(s) of the Board. UTC employees also can raise questions or concerns confidentially or anonymously using UTC’s Ombudsman/DIALOG program.

Section 16(a) Beneficial Ownership Reporting Compliance. Based upon a review of Forms 3, 4 and 5 and any amendments thereto, filed with the SEC during or with respect to 2011, and written confirmation provided by its directors and officers, UTC is not aware of any failure by any of its directors or any of its officers to file on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934 as amended during and with respect to 2011, except that there were inadvertent delays in reporting (i) an initial balance of 5,428 shares of Common Stock held by Scott Buckhout upon becoming President of UTC Fire and Security, (ii) an initial balance of seven shares of Common Stock held by Peter F. Longo, Vice President, Controller, and (iii) Mr. Longo’s acquisition, through ten periodic payroll deferrals of compensation under the UTC Deferred Compensation Plan, of a total of 59.14 shares of Common Stock. The required reports were subsequently filed in each case. UTC is not aware of any 10% beneficial owner (as such term is defined under SEC Rule 16a-1) of UTC Common Stock.

Transactions with Related Persons. UTC has adopted a written policy for the review of transactions with related persons. The policy requires review, approval or ratification of transactions exceeding $120,000 in which UTC is a participant and in which a UTC director, executive officer, a significant shareowner or an immediate family member of any of the foregoing persons has a direct or indirect material interest. These transactions must be reported for review by the Corporate Secretary and the Vice President, Business Practices, who will determine whether the transaction may be a transaction with a related person, as such term is defined under UTC’s policy and the relevant SEC rules. Following review by these officers, the Board’s Committee on Nominations and Governance must determine whether the transaction can be approved or not, based on whether the transaction is determined to be in, or not inconsistent with, the best interests of UTC and its shareowners. In making this determination, the Committee must take into consideration whether the transaction is on terms no less favorable to UTC than those available with other parties and the related person’s interest in the transaction. UTC’s policy permits employment of related persons possessing qualifications consistent with UTC’s requirements for non-related persons in similar circumstances, provided the employment is approved by the Senior Vice President, Human Resources and Organization and the Vice President, Business Practices.

A brother-in-law of J. Thomas Bowler, Jr., Senior Vice President, Human Resources and Organization, is employed by Sikorsky Aircraft as Manager, Human Resources. Mr. Bowler’s brother-in-law receives annual compensation and benefits of less than $200,000, which is consistent with the compensation and benefits provided to other employees with equivalent qualifications, experience and responsibilities at Sikorsky. This employment relationship was reviewed and ratified in accordance with UTC’s policy for review of transactions with related persons.

Kathleen M. Hopko
Vice President, Secretary and Associate General Counsel

UNITED TECHNOLOGIES CORPORATION ONE FINANCIAL PLAZA HARTFORD, CT 06101	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. EDT the day before the meeting. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. EDT the day before the meeting. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M28000-P05796-Z54699	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

UNITED TECHNOLOGIES CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR EACH OF THE NOMINEES AND FOR PROPOSALS 2 AND 3.
		For	Against	Abstain
1.	Election of Directors

	1a. Louis R. Chênevert	☐	☐	☐			For	Against	Abstain

	1b. John V. Faraci	☐	☐	☐	2.	Appointment of the firm of PricewaterhouseCoopers	☐	☐	☐
LLP as Independent Auditor

	1c. Jean-Pierre Garnier	☐	☐	☐	3.	Advisory vote to approve Named Executive Officer compensation	☐	☐	☐

	1d. Jamie S. Gorelick	☐	☐	☐	For address changes, please check this box and write them on				☐
	1e. Edward A. Kangas	☐	☐	☐	the back where indicated.

	1f. Ellen J. Kullman	☐	☐	☐

	1g. Richard D. McCormick	☐	☐	☐

	1h. Harold McGraw III	☐	☐	☐

	1i. Richard B. Myers	☐	☐	☐

	1j. H. Patrick Swygert	☐	☐	☐

	1k. André Villeneuve	☐	☐	☐

	1l. Christine Todd Whitman	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Annual Meeting of Shareowners of United Technologies Corporation

Wednesday, April 11, 2012, 2:00 p.m. EDT

Held in the Riviera Theatre, located at 225 King Street in Charleston, South Carolina.

The purposes of the meeting are to consider the following matters:

1.	Election of twelve directors from among the nominees in the Proxy Statement,

2.	Appointment of the firm of PricewaterhouseCoopers LLP as the Independent Auditor for 2012,

3.	Advisory vote to approve the compensation of the named executive officers; and

4.	Other business if properly raised.

TICKET REQUESTS: Since seating at the meeting is limited, we ask that shareowners request a ticket in advance to attend. Please email your request to corpsec@corphq.utc.com or write to the Corporate Secretary at UTC, One Financial Plaza, Hartford, CT 06101.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M28001-P05796-Z54699

PROXY

This Proxy is Solicited on Behalf of the Board of Directors of United Technologies Corporation.

The undersigned hereby appoints John V. Faraci, Edward A. Kangas and Richard D. McCormick, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of United Technologies Corporation to be held April 11, 2012, and at any reconvened session following any adjournment thereof, as directed on this Proxy Card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting. If no direction is made on a properly signed and returned Proxy Card, the votes represented by this Proxy Card will be applied in the election of directors, as authorized in the following sentence, as votes for one or more of the nominees listed on the reverse; and as votes for Proposals 2 and 3. Absent specific instructions to the contrary by the undersigned with respect to cumulative voting, the persons named as proxies herein shall have full discretionary authority to vote the shares represented by a properly signed and returned Proxy Card cumulatively for all or less than all of such nominees listed on the reverse and to allocate such votes among all or less than all of such nominees (other than nominees for whom instructions have been given to vote against or abstain) in the manner as the Board of Directors shall recommend or otherwise in the proxies’ discretion.

This Proxy Card also constitutes voting instructions to the Trustee under each of the UTC employee savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of UTC held by the Trustee under any such plan(s) as described in the Proxy Statement. If the undersigned has a beneficial interest in shares held by the Trustee under any such plan(s), voting instructions with respect to such plan shares must be provided by 11:00 a.m. EDT on April 9, 2012 in the manner described in the Proxy Statement. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the Proxy Statement. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Shareowners or any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies designated above cannot vote these shares unless you sign and return this Proxy Card.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)